UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2A

Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Beeston Enterprises Ltd.

(Name of small business issuer in its charter)

NEVADA (State or jurisdiction of incorporation or organization)	8071 (Primary Standard Industrial Classification Code Number)	88-0436017 (I.R.S. Employer Identification No.)

#200 - 1687 West Broadway

Vancouver, BC

Canada, V6J 1X2

(604) 738-1143

(Address and telephone number of principal executive offices)

Nevada Corporate Headquarters, Inc.

#700 -101 Convention Center Drive

Las Vegas, Nevada 89109

(702) 873-3488

(Name, address and telephone numbers of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered[1]	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Common	3,375,000 750,000	$.10 $.10	$337,500 $75,000	$ 37.95

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Beeston Enterprises Ltd.

4,125,000 Shares of

Dated December 23, 2003

This is a public offering of 4,125,000 shares of common stock of Beeston Enterprises Ltd ("the Company" or "Beeston"). The shareholders listed on pages 10 to 15 are selling 3,375,000 of those shares. None of these securities holders are officers, directors or significant investors in the Company.

There is currently no public market for the common stock. Therefore, the selling shareholders will sell their stock at $0.10 per share until the close of the offering

This offering involves a high degree of risk; SEE "RISK FACTORS" BEGINNING ON PAGE 6 to read about factors you should consider before buying shares of the common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Offering:

750,000 Shares Offered	Price Per Share	Total
Public Price	$0.10	$75,000
Underwriting Discounts and Commissions		$0.00
Total		$75,000

The expenses associated with this offering are estimated to be approximately $17,338. None of the offering expenses will be paid from the proceeds of this officering.

This is a "self-underwritten" public offering, with no minimum purchase requirement. Shares will be offered on a best efforts basis.

1. Beeston is not using an underwriter for this offering.

2. There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account. Any funds raised from this offering will be immediately available to Beeston for its use.

3. The closing date for this offering is January 31, 2004. The Company may, at its discretion, extend the offer up to two (2) years from the date this offer is declared effective. There is no closing date for the selling shareholders' offering.

The information in this prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Item No.	Item in Form SB-2 Prospectus Caption	Page No.
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	1
2	Inside Front and Outside Back Cover Pages of Prospectus	2
3	Summary Information	4
3	Risk Factors

* Concurrent Offerings May Adversely Affect Beeston's Ability to Sell Its Shares

* Beeston May Not be Able to Fully Implement Its Business Plan Due to a Lack of Operational Experience Which Could Force the Company into Bankruptcy and/or Liquidation

* Dependence on One or a Few Major Customers May Negatively Effect Beeston's Ability to Generate Revenues Which Could Force the Company into Bankruptcy and/or Liquidation

* An Inability to Comply with Government Regulations Will Interfere with Beeston's Ability to Implement Its Business Plan Which Could Force the Company into Bankruptcy and/or Liquidation

* A lack of Appropriate Operational Space Will Have a Negative Effect on Beeston's Business Operations Which Could Force the Company into Bankruptcy and/or Liquidation

* The Inability of the Company to Secure Equipment on Acceptable Terms Will Negatively Effect Revenue Generation Which in Turn Could Force the Company into Bankruptcy and/or Liquidation

* An Inability to Attract and Retain Experienced Medical Professionals Will Interfere with Beeston's Ability to Implement Its Business Plan and it May be Forced into Bankruptcy and/or Liquidation

* Because Its Officers and Directors Have Limited Experience in the Industry Beeston May Not be Able to Implement Its Business Plan and It May be Forced into Bankruptcy

* There is No Public Trading Market For Beeston's Stock and Shareholders May be Unable to Sell Their Shares.

* Beeston is Currently Subject to Penny Stock Rules, Which May Affect the Ability of Beeston's Stockholders to Trade Their Shares.

		6
4	Use of Proceeds	8
5	Determination of Offering Price	11
6	Dilution	11
7	Selling Security Holders	11
8	Plan of Distribution	15
9	Legal Proceedings	16
10	Directors, Executive Officers, Promoters and Control Persons	16
11	Security Ownership of Certain Beneficial Owners and Management	17
12	Description of Securities	18
13	Interest of Named Experts and Counsel	18
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	19
15	Organization Within Last Five Years	19
16	Description of Business	19
17	Plan of Operation	29
18	Description of Property	37
19	Certain Relationships and Related Transactions	37
20	Market for Common Equity and Related Stockholder Matters	37
21	Executive Compensation	38
22	Financial Statements	38
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	57
24	Indemnification of Directors and Officers	58
25	Other Expenses of Issuance and Distribution	58
26	Recent Sales of Unregistered Securities	58
27	Exhibits	59
28	Undertakings	59
	Signatures	61

Item 3.   Summary Information

Prospectus Summary. The following summary is supported by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

Beeston's common stock is presently not traded on any market or securities exchange. There are 5,075,000 shares of common stock outstanding as of the date of this prospectus.

Beeston is offering for sale common stock, at the same time that certain selling shareholders may also offer their stock for sale. Once the stock is listed on the OTC Bulletin Board, the selling shareholders will be able to sell their stock at any price, which price may be lower than the offering price for stock for sale by Beeston. This concurrent offering may adversely affect the ability of Beeston to sell its stock, which, in turn, may adversely affect the ability of Beeston to raise money. Beeston has no arrangement in place to address the effect of this concurrent offering, and this may adversely affect the price of the stock after it is sold. In addition, if Beeston is unable to sell its stock and raise money, Beeston may not be able to complete its business plan and may fail, causing Beeston to file for bankruptcy and/or to liquidate.

Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 6-8.

The Company

Beeston Enterprises Ltd.'s corporate offices are located at #200 - 1687 West Broadway, Vancouver, BC, Canada V6J 1X2. The office telephone number is (604) 738-1143.

Beeston is in the process of establishing itself as a Western Canadian based medical diagnostic imaging service provider. Beeston's overall business plan is to provide medical diagnostic imaging services in a variety of configurations at multiple locations in Alberta and British Columbia. Beeston's services will be made available to the Provincial Medical Services Plans, insurers of automobile and workplace accident victims, individuals covered by private insurance plans, and individuals prepared to pay for their own medical services. Beeston plans to begin its business with a private clinic providing medical diagnostic imaging services that are to be selected from one of the more specialized medical diagnostic imaging techniques of computer tomography or magnetic resonance imaging (See Item 16. Description of Business - Principal Products and Services) which Beeston will offer in a location where demand and usage warrant. The actual location and configuration of medical diagnostic imaging equipment will be determined during the initial phase of Beeston's business plan by an industry consultant retained by Beeston, based on the consultants' knowledge and experience in the industry and through consultations with insurance providers, local health care practitioners and equipment suppliers. (See Item 17. Plan of Operations..)

Beeston has no established source of revenue. It is doubtful that Beeston will be able to continue as a going concern unless it is able to raise the funding as set forth in Beeston's business plan. Currently, Beeston does not have the $75,000 needed to proceed with its business plan. Beeston will also require additional funding by the end of Beeston's first year of operation when Beeston undertakes the very large expenditures on its initial facility and equipment.

Beeston anticipates that it will operate in a deficit position and continue to sustain net losses for the foreseeable future. As at September 30, 2003, Beeston's accumulated deficit was $32,457, representing the net business loss of Beeston since its incorporation on July 12, 1999 to September 30, 2003. The Company has already raised a total of $34,450 from the sale of stock. Beeston has also received a further sum of $21,037 as non-interest bearing demand loans from its officers and directors, plus $1,512 interest accrued on investments to September 30, 2003. After covering all of the costs of this offering, Beeston will have an amount of approximately $20,154 in unallocated funds available, in addition to the funds derived from the sale of stock pursuant to this offering, to help cover any shortfall that might arise as a result of Beeston's inability to sell all of this offering. Beeston intends to raise a maximum of $75,000 from the sale of stock under this offering to cover the estimated budgeted expenditures for its first year of operation, following the closure of this offering. (See Item 17. Plan of Operation - Expenditures..) In the event that Beeston is unable to raise the maximum of $75,000 through this offering, Beeston will use these unallocated funds of $20,154 to pay such of the budgeted expenditures not covered by the funds derived from the sale of stock under this offering. (See Item 4. Use of Proceeds.)

The Offering

This offering consists of 4,125,000 shares of Beeston common stock. Of that amount, current shareholders are offering 3,375,000 shares. Beeston is offering 750,000 shares. The offering price of Beeston's offering is $0.10 per share. Shareholders will offer their shares at a fixed price of $.10 per share until such time as Beeston's stock is listed on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Officers, directors or significant investors own none of the shares being offered. Beeston's officers and directors collectively own 1,700,000 shares of restricted common stock.

Common stock outstanding before this offer	5,075,000
Maximum shares being offered	750,000
Maximum common shares outstanding after this offer	5,825,000

Summary Financial Information

The summary financial information set forth below is derived from more detailed financial statements appearing elsewhere in this prospectus. We have prepared our financial statements contained in this prospectus in accordance with generally accepted accounting principles in the United States of America. All information should be considered in conjunction with our financial statement, including notes thereto, contained elsewhere in this prospectus.

Income Statement	For the Period Ended September 30, 2003
Revenue	$ 0
Net Income (Loss)	$(21,515)
Net Income (Loss) Per Share	$ (0.00)

Balance Sheet	September 30, 2003
Total Assets	$25,204
Total Liabilities	$22,211
Shareholders' Equity (Deficit)	$25,204

RISK FACTORS

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in Beeston. Each perspective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus. If any of the following risks occur, its business, operating results and financial condition could be seriously harmed. The price of its common stock could decline due to any of these risks, and you could lose all or part of your investment.

Concurrent Offerings May Adversely Affect Beeston's Ability to Sell Its Shares

Beeston is offering for sale common stock at the same time that certain selling shareholders may also offer their common stock for sale. Once the stock is listed on the OTC Bulletin Board, the selling shareholders will be able to sell their stock at any price, which price may be lower than the offering price for stock for sale by Beeston. This concurrent offering may adversely affect the ability of Beeston to sell its stock, which, in turn, may adversely affect the ability of Beeston to raise money. Beeston has no arrangement in place to address the effect of this concurrent offering, and this may adversely affect the price of the stock after it is sold. In addition, if Beeston is unable to sell its stock and raise money, Beeston may not be able to complete its business plan and may have to file for bankruptcy and/or to liquidate.

Beeston May Not be Able to Fully Implement Its Business Plan Due to a Lack of Operational Experience Which Could Force the Company into Bankruptcy and/or Liquidation.

Beeston is a start-up company in pre-operational development stage. Neither Beeston nor its management has any direct experience operating businesses in this industry. This lack of relevant operational experience could prevent it from becoming a profitable business.

As of September 30, 2003, Beeston sustained operating losses of $21,515 due to office, rent, consulting, accounting and legal expenses. The accumulated deficit at September 30, 2003 is $32,457.

Dependence on One or A Few Major Customers May Negatively Effect Beeston's Ability to Generate Revenues Which Could Force the Company into Bankruptcy and/or Liquidation

In Canada, the customer base for private medical services is limited to individuals who are dissatisfied with the provincial operated medical insurance plans and a very limited number of major consumers. The lack of a contract with one of the major consumers could make it difficult for Beeston to raise the additional funding it will require to establish its initial facility as well as reduce Beeston's ability to conduct profitable operations if Beeston is able to establish its initial facility and therefore threatens the ability of Beeston to succeed at its proposed plan of operations. If Beeston is unable to operate profitably, Beeston may be forced into bankruptcy and/or liquidation.

An Inability to Comply with Government Regulations Will Interfere with Beeston's Ability to Implement Its Business Plan Which Could Force the Company into Bankruptcy and/or Liquidation

Beeston will be required to comply with various government regulations created by different levels of government. Local zoning bylaws and building codes will limit where Beeston can locate its initial facility and from what type of structure Beeston can operate. All of the equipment used in either of the two medical diagnostic imaging techniques from which Beeston's consultant will select the equipment for Beeston's initial facility must be licensed for sale in Canada by the manufacturer. The installation and operation of the equipment must also be inspected by provincial government inspectors and its ongoing operation is monitored to ensure compliance with various health and safety codes. Beeston's inability to comply with any of these various regulations and obtain the necessary approvals could affect Beeston's ability to continue with its business plan and its business could fail, causing Beeston to file for bankruptcy and/or to liquidate.

A Lack of Appropriate Operational Space Will Have a Negative Effect on Beeston's Business Operations Which Could Force the Company into Bankruptcy and/or Liquidation

Other than for the office space it currently rents to conduct the initial phase of its operations, Beeston possesses no facilities from which to conduct the business as a medical diagnostic imaging service provider. Beeston will rent the necessary space for conducting its intended business. If Beeston is unable to secure suitable space at a reasonable cost, and on acceptable terms, it will be impossible for Beeston to operate and succeed in business and the business could fail, causing Beeston to file for bankruptcy and/or to liquidate.

The Inability of the Company to Secure Equipment on Acceptable Terms Will Negatively Effect Revenue Generation Which in Turn Could Force the Company into Bankruptcy and/or Liquidation

Beeston will require highly specialized medical diagnostic imaging equipment to conduct its business. The equipment is expensive and is produced mainly by a limited number of large manufacturers. Beeston intends to acquire the equipment under a lease-to-purchase arrangement. If Beeston is unable to acquire this equipment on acceptable terms it may be difficult for Beeston to generate a profit and the business may fail, causing Beeston to file for bankruptcy and/or to liquidate.

An Inability to Secure Additional Financing Will Impede Beeston's Ability to Continue as a Going Concern and the Company May be Forced into Bankruptcy and/or Liquidation

Beeston will require additional financing, which is estimated to be between $300,000 and $600,000, in order to establish its initial facility. The exact amount of additional funding will be dependant upon a number of determinations to be made by or with the assistance of an industry consultant. These determinations relate to the type of medical diagnostic imaging technique to be employed, the type of equipment to be acquired, the type of lease-to-purchase arrangement negotiated for the equipment, the location of the facility, the lease negotiated for the premise of the facility, the costs to prepare and equip the facility and the initial operating costs of the facility. (See: Item 17. Plan of Operation..) Such financing may not be forthcoming, the costs to prepare and equip the facility and even if additional financing is available, it may not be available on terms that Beeston finds favorable. If Beeston is unable to secure the additional funding necessary to establish Beeston's initial facility, Beeston will not be able to continue with the business plan and the business could fail, causing Beeston to file for bankruptcy and/or to liquidate.

An Inability to Attract and Retain Experienced Medical Professionals Will Interfere with Beeston's Ability to Implement Its Business Plan and it May be Forced into Bankruptcy and/or Liquidation

The long-term success of Beeston's business is largely dependent upon Beeston's ability to attract and retain qualified medical professionals. If Beeston is unable to attract and retain the qualified experienced medical professionals required to operate its business, the business could fail, causing Beeston to file for bankruptcy and/or to liquidate.

Because It's Officers and Directors Have Limited Experience in the Industry Beeston May Not be Able to Implement Its Business Plan and It May be Forced into Bankruptcy and/or Liquidation

While all directors and officers of Beeston have various levels of knowledge and experience in the financing and administration of a business (See Item 10, Directors, Executive Officers, Promoters and Control Persons), and some have limited knowledge and experience as it relates to the provision of health care services, none of the officers and directors have direct experience in the operation of a business of the specialized nature as that of Beeston's business. Because of this limitation of knowledge and experience, and the possibility that Beeston's officers and directors may be required to perform some of the services expected to be provided by an industry consultant and may be unable to do so, it is possible that Beeston may not be able to complete its business plan and the business could fail, causing Beeston to file for bankruptcy and/or to liquidate.

There is No Public Trading Market For the Company's Stock and Shareholders May be Unable to Sell Their Shares

There is presently no public trading market for Beeston's common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future. Until there is an established trading market, holders of Beeston's common stock may be unable to sell their stock or to obtain accurate quotations for the price of the common stock.

The holders of Beeston's common stock are entitled to receive dividends when, and if, declared by the Board of Directors. Beeston will not be paying cash dividends in the foreseeable future, but instead Beeston will be retaining any and all earnings to finance the growth of its business. To date, Beeston has not paid cash dividends on its common stock. This lack of an ongoing return on investment may make it difficult to sell Beeston's common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

Beeston is Currently Subject to Penny Stock Rules, Which May Affect the Ability of Beeston's Stockholders to Trade Their Shares.

Beeston's common stock is currently considered a "penny stock" under federal securities laws, since Beeston's market price is below $5.00 per share. Penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell or recommend such shares to certain investors.

Broker-dealers who sell penny stock to certain types of investors are required to comply with the Security and Exchange Commission's regulations concerning the transfer of penny stock. If an exemption is not available, these regulations require broker-dealers to: make a suitability determination prior to selling penny stock to the purchaser; receive the purchaser's written consent to the transaction; and, provide certain written disclosures to the purchaser. These rules may affect the ability of broker-dealers to make a market in, or trade Beeston's shares. In turn, this may make it very difficult for investors to resell those shares in the public market.

Item 4. Use of Proceeds

Beeston intends to raise $75,000 from the sale of 750,000 of its shares of common stock at $0.10 per share. This offering has a maximum amount of $75,000, and no minimum. Beeston has no intention to return any stock sales proceeds to investors regardless of the amount raised.

Beeston has already raised a total of $35,450 from the sale of stock. Beeston has also received a further sum of $21,037 as non-interest bearing demand loans from its officers and directors, plus $1,512 interest on investments to September 30, 2003. Altogether, Beeston has raised a total of $57,999 through the sale of stock, debt financing and investments to September 30, 2003. The offering expenses associated with this offering are estimated to be $17,338. As of September 30, 2003, approximately $15,374 of the offering expenses has already been spent and another $1,174 is payable for a total of $16,548, thereby leaving an additional $790 estimated to be spent on the offering, before the budgeted expenditures for Beeston's business plan of $75,000.00. In addition, as of September 30, 2003, Beeston has spent approximately $20,507 for incorporation costs, office equipment, consulting fees, service fees, general office and administrative costs. This leaves, as of September 30, 2003, approximately $20,154 in unallocated funds ($57,999 less estimated offering expenses of $17,338 and other expenditures of $20,507) available to Beeston to cover any shortfall that might arise as a result of Beeston's inability to sell all of the shares of this offering. None of the offering expenses will be paid out of the proceeds of this offering. The entire sum of monies raised by Beeston from this offering will be used to finance Beeston's business plan.

One of the purposes of this offering is to create a market for Beeston's stock, which allows Beeston to more easily raise capital, as a publicly trading company has more flexibility in its financing offering than a company whose stock is not publicly trading.

The following table indicates how Beeston will use the proceeds of this offering. Items are not listed in a priority order. No offering expenses will be paid from the proceeds of this offering.

Expenditure Item	Amount
Legal and Accounting Fees	$15,000
Consulting Expenses	40,000
Travel Expenses	5,000
Office Expenses	4,000
Marketing Expenses	7,000
Communication Expenses	2,000
Miscellaneous Administrative Costs	2,000
Total	$75,000

The above expenditure items are defined as follows:

Legal and Accounting Fees: This expenditure item refers to the normal legal and accounting costs associated with maintaining a publicly traded company including an estimated $10,000 for legal and an estimated $5,000 for accounting fees. The amount budgeted is a minimal estimate of costs for the first year of operations.

Consulting Expenses: This item refers to the cost of retaining the services of an industry consultant to assist Beeston in completing and implementing our business plan. Beeston will utilize the knowledge and expertise of the consultant: to provide recommendations as to the type of equipment to acquire and the location for Beeston's initial facility; to assist in the negotiation of lease or lease/purchase of a facility and equipment; to assure regulatory compliance; to assist in selecting and retaining staff; to assist in the negotiations for a contract with a major institutional customer; to provide an appropriate pricing structure for services; and to assist Beeston in its efforts to obtain additional funding.

Travel Expenses: This expenditure item refers to the cost of meeting with suppliers, government officials and potential investors. It includes items such as travel, accommodation and miscellaneous costs.

Office Expenses: This expense item refers to the costs of maintaining a business office. It includes costs such as rent, stationary and sundry supplies and other small office related items.

Marketing Expense: This item refers to the cost of advertising and promotion relating to the product and services to be provided by Beeston.

Communication Expenses: This item refers to telephone, courier, facsimile and Internet service costs.

Miscellaneous Administrative Costs: This caption refers to any small miscellaneous costs that have not been otherwise listed, such as transfer agent fees, bank service charges or other such items.

There is no assurance that Beeston will raise the full $75,000 as anticipated. The following is the break down of how Beeston will use the proceeds if only 75 percent, 50 percent, or 25 percent of the total offering amount is raised:

Expenditure Item	25%	50%	75%
Legal and Accounting Fees	$0	$0	$15,000
Consulting Expenses	18,750	37,500	40,000
Travel Expenses	0	0	0
Office Expenses	0	0	1,250
Marketing Expenses	0	0	0
Communication Expenses	0	0	0
Miscellaneous Administrative Costs	0	0	0
Total	$ 18,750	$ 37,500	$56,250

If 75% of the total offering amount is raised, Beeston would have to use $18,750 of the balance of its unallocated funds of $20,154 remaining from the sale of Beeston's stock to existing shareholders and debt financing from Beeston's officers and directors to satisfy the remaining budgeted expenditure items. As a result, Beeston will have sufficient funds to satisfy all budgeted expenditure items. The budgeted expenditures are the preliminary costs in the process of establishing a medical diagnostic imaging facility and do not include the costs relating to the equipping, site preparation, staffing and operation of Beeston's initial facility.

In the event that only 50% of the offering amount is raised, Beeston would have to use the balance of Beeston's unallocated funds of $20,154 remaining from the sale of Beeston's stock to existing shareholders and debt financing from Beeston's officers and director. However, Beeston will have to rely on its officers and directors to perform some of the consulting services that Beeston's industry consultant might have provided, at no charge to Beeston, as well as to pay for some of the travel expenses they may be required to incur relating to their activities to further Beeston's business plan. To the extent Beeston's officers and directors are required to perform any consulting services and/or cover their own travel expenses, it is likely that it will take longer to complete Beeston's business plan. If Beeston's officers and directors are unable to perform these services, and/or cover these travel expenses, Beeston may be unable to continue with its business plan. If Beeston is unable to continue with its business plan, the business could fail, causing Beeston to file for bankruptcy and/or to liquidate.

If only 25% of the offering is sold, Beeston would have to use the balance of its unallocated funds of $20,154 remaining from the sale of Beeston's stock to existing shareholders and debt financing from Beeston's officers and directors to satisfy a portion of the remaining budgeted expenditure items. However, Beeston's ability to complete its business plan will depend on whether Beeston's officers and directors are able, at no charge to Beeston, to travel and meet with others and to conclude a portion of the consulting that Beeston's industry consultant would have performed. Without the ability to use the services of an industry expert to aggressively pursue Beeston's business plan, Beeston may not be able to continue with its business plan. If Beeston is unable to continue with its business plan, the business could fail causing Beeston to file for bankruptcy and/or to liquidate.

If less than 25% of the offering is sold, Beeston will use the funds raised from this offering together with the balance of Beeston's unallocated funds of $20,154 remaining from the sale of Beeston's stock to existing shareholders and debt financing from Beeston's officers and directors to satisfy as much of the consulting expenses as will be possible. Beeston will also have to accrue significant accounts payable for some of the other budgeted expenditure items such as legal and accounting expenses. Beeston will also have to rely on Beeston's officers and directors to perform a significant portion of the consulting services that Beeston's industry consultant might have provided, at no charge to Beeston, as well as to pay for all of the travel expenses they may be required to incur relating to their activities to further Beeston's business plan. If Beeston's officers and directors are unable to perform these consulting services and/or cover these travel expenses, Beeston may not be able to continue with the business plan. If Beeston is unable to continue with the business plan, Beeston's business could fail causing Beeston to file for bankruptcy and/or to liquidate.

Selling shareholders will not be affected if Beeston is unable to raise any funds under this offering, as Beeston does not intend to return any proceeds from the sale of Beeston stock. However, if Beeston is unable to raise sufficient additional funds from the sale of stock, the selling shareholders may find that there is no market developed to allow those selling shareholders to sell their shares. The total amount of money raised from the sale of 750,000 shares being offered by Beeston and, to the extent necessary, the unallocated funds that Beeston has remaining from the sale of Beeston's stock to existing shareholders and debt financing from Beeston's officers and directors, will be used for the purposes of completing Beeston's business plan as detailed in Item 17 of this filing.

None of the proceeds identified as consulting or professional fees will be paid to officers, directors or other persons who are not arms length from the Company. Beeston has entered into a contract with an industry consultant having the appropriate expertise, knowledge and industry contacts to make determinations for Beeston and to assist Beeston in completing Beeston's business plan. (See Item 17. Plan of Operation..)

Item 5. Determination of Offering Price

There is no established market for the registrant's stock. Beeston's offering price for shares sold pursuant to this offering is set at $0.10. The 1,700,000 shares purchased by officers and directors, were sold for $0.001 per share and the 3,375,000 shares purchased by the other existing shareholders were sold at $0.01 per share. The additional factors that were included in determining the sales price are the lack of liquidity (since there is no present market for Beeston's stock) and the high level of risk considering the lack of operating history of Beeston. The selling shareholders, however, will offer their shares at $0.10 per share, based on the price at which the shares are being offered, until the shares are quoted on the OTC-BB, at which time they will sell their stock at a price determined by the market, which may not be the same price as is sold by Beeston. Selling shareholders will individually determine the price at which they will sell their shares, when and if they decide to sell.

Item 6. Dilution

Beeston is offering shares of its common stock for $0.10 per share through this offering. Over the past five years, Beeston's officers, directors and affiliated persons have purchased shares of Beeston's common stock for $0.001 per share. The number of shares of common stock of Beeston outstanding as of September 30 2003 is 5,075,000 shares. Following is a table detailing dilution to investors if 100%, 75%, 50%, or 25% of the offering is sold.
Percentage of Offering Sold	100%	75%	50%	25%
Net Tangible Book Value Per Share Prior to Stock Sale	.0048	.0048	.0048	.0048
Net Tangible Book Value Per Share After Stock Sale	.0171	.0128	.0086	.0043
Increase in Net Book Value Per Share Due to Stock Sale	.0123	.0092	.0062	.0031
Loss (subscription price of $0.10 less NBV per share)	.0829	.0621	.0415	.0208

 Item 7. Selling Security Holders

The selling shareholders named in this prospectus are offering 3,375,000 of the common stock of Beeston. The shares include the following:

1. 3,375,000 shares of Beeston's common stock that the selling shareholders acquired from Beeston in an offering that was relied upon as being exempt from registration under Regulation D of the Securities Act of 1933, and completed on December 31, 2002.

The remaining selling shareholders may be deemed to be underwriters within the definition of Section 2(a)(11) of the Securities Act. None of the selling shareholders are broker-dealers or affiliates of broker-dealers.

The following table provides, as of September 30, 2003, information regarding the beneficial ownership of the common stock held by each of the selling shareholders, including:

1. number of shares owned by each prior to this offering;

2. position with issuer;

3. total number of shares that are to be offered for each;

4. total number of shares that will be owned by each upon completion of the offering;

5. percentage owned by each; and

6. identity of the beneficial holder of any entity that owns the shares.

Name and Address of Selling Shareholders. (Beneficial Owner)	Relationship with Management	Position with Issuer.	Shares owned prior to this offering.	Total number of shares to be offered for selling shareholders' account	Total shares to be owned upon completion of this offering	Percent Owned Upon Completion of this offering
11
Tanya McLean #16 - 1300 12th Ave. SW Moose Jaw, SK Canada Canada S6H 6N6	Nicole Price - Sister	None	100,000	100,000	0	0%
Jonathan McLean #16 - 1300 12th Ave. SW Moose Jaw, SK Canada S6H 6N6	Nicole Price - Brother in-law	None	100,000	100,000	0	0%
Brenda Price 14 Arrowhead Road Moose Jaw, SK Canada S6H 1B3	Nicole Price -Mother	None	200,000	200,000	0	0%
Mary Taylor 34 Vanalstine Drive Trenton, ON Canada K8V 6K8	Nicole Price - Aunt	None	125,000	125,000	0	0%
William Taylor 34 Vanalstine Drive Trenton, On Canada K8V 6K8	Nicole Price- Uncle	None	125,000	125,000	0	0%
Cameron Taylor 5 Tiffany Place Trenton, On Canada K8V 6A3	Nicole Price - Cousin	None	100,000	100,000	0	0%
Joann Taylor 5 Tiffany Place Trenton, On Canada K8V 6A3	Nicole Price - Cousin	None	100,000	100,000	0	0%
Adam Cursiter 15 Highland Cres. Sherwood Park, AB Canada T8A 5N8	Cindy Watt - Son	None	75,000	75,000	0	0%
Evan Cursiter 87 Christina Court Sherwood Park, AB Canada T8H 2H4	Cindy Watt -Son	None	75,000	75,000	0	0%
Viola Watt 9635 Ottewell Road Edmonton, AB Canada T6B 2E3	Cindy Watt - Mother	None	125,000	125,000	0	0%
12
Keith Watt 9635 Ottewell Road Edmonton, AB Canada T6B 2E3	Cindy Watt- Father	None	125,000	125,000	0	0%
Lynelle Haug 228 Regency Drive Sherwood Park, AB Canada T8A 5P6	Cindy Watt- Sister	None	150,000	150,000	0	0%
Kevin Watt Box 3 Busby, AB Canada T0G 0H0	Cindy Watt - Brother	None	100,000	100,000	0	0%
Colleen Symyrozum-Watt Box 3 Busby, AB Canada T0G 0H0	Cindy Watt - Sister-in-law	None	100,000	100,000	0	0%
Elizabeth Upham 407 Mountain Park Road SE Calgary, AB Canada T2Z 2N9	Michael Upham - Wife	None	75,000	75,000	0	0%
Tara Upham 28 Midridge Bay SE Calgary, AB Canada T2X 1E7	Michael Upham - Daughter	None	200,000	200,000	0	0%
Cameron Carroll #6 - 980 Dilworth Drive Kelowna, BC Canada V1V 1S6	Brian Smith- Friend	None	100,000	100,000	0	0%
Beverly Carroll #6 - 980 Dilworth Drive Kelowna, BC Canada V1V 1S6	Brian Smith- Friend	None	100,000	100,000	0	0%
Melanie Raby #24 -1853 Edgehill Avenue Kelowna, BC Canada V1V 1X8	Brian Smith- Friend	None	50,000	50,000	0	0%
13
Jeffrey Carroll 2257 Righter Street Kelowna, BC Canada V1Y 2N9	Brian Smith- Friend	None	50,000	50,000	0	0%
Mary Lou Kenney #107 - 920 Glenwood Ave Kelowna, BC Canada V1Y 9P2	Brian Smith - Friend	None	100,000	100,000	0	0%
Erin Smith 940 Borden Avenue Kelowna, BC Canada V1Y 6A6	Brian Smith - Daughter	None	200,000	200,000	0	0%
Theresa Thompson #102 - 270 Aurora Crescent Kelowna, BC Canada V1X 7M3	Brian Smith - Friend	None	50,000	50,000	0	0%
Mark Smith #108 - 2125 Burtch Road Kelowna, BC Canada V1Y 8N1	Brian Smith - Son	None	200,000	200,000	0	0%
Helen Grant 1315 Gordon Drive Kelowna, BC Canada V1Y 3E7	Brian Smith - Friend	None	75,000	75,000	0	0%
Karen Loutit 2622 Woodland Crescent Kelowna, BC Canada V1W 2R4	Brian Smith - Friend	None	75,000	75,000	0	0%
Philly Financial Corporation #346 - 1980 Cooper Road Kelowna, BC Canada V1Y 9G8 (Ronnie Birch)	Brian Smith - Friend	None	200,000	200,000	0	0%
Lucette Scott 9631 Ottewell Road Edmonton, AB Canada T6B 2E3	Cindy Watt - Friend	None	50,000	50,000	0	0%
Daisy Smith #410 - 123 Fairford Street E Moose Jaw, SK	Brian Smith - Mother	None	50,000	50,000	0	0%
14
Canada S6H 7T4
Cheryl Mackenzie #6 - 719 5th Street NE Weyburn, SK Canada S4H 1A4	Nicole Price - Friend	None	50,000	50,000	0	0%
James Mackenzie 227 5th Street NE Weyburn, SK Canada S4H 0Z4	Nicole Price - Friend	None	50,000	50,000	0	0%
Mark Milne 19 Cranfield Crescent SE Calgary, AB Canada T3M 1A6	Michael Upham - Friend	None	50,000	50,000	0	0%
Steven Harvey 9 Panorama Hills Way NW Calgary, AB Canada T3K 5J1	Michael Upham - Friend	None	50,000	50,000	0	0%
Total			3,375,000	3,375,000	0	0%

Except as otherwise noted in this list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders purchases additional shares of common stock and assumes that all shares offered are sold. The percentages are based on 5,075,000 shares of common stock outstanding on September 30, 2003. The 5,075,000 figure includes 1,700,000 common shares currently owned by officers and directors. These 1,700,000 shares are available for resale to the public pursuant to Rule 144 (See Item 20, Market for Common Shares and Related Stockholder Matters, for limitations on Rule 144 Stock) and are not being registered in this offering.

None of the selling shareholders or their beneficial owners:

(a) has had a material relationship with Beeston, other than as a shareholder at any time within the past three years; or

(b) has ever been an officer or director of Beeston or any of its predecessors or affiliates.

 Item 8. Plan of Distribution

Two separate offerings of Beeston's shares will be held concurrently. One offering consists of a maximum number of 3,375,000 shares being offered by current shareholders at $0.10 per share. The second offering consists of a maximum number of 750,000 shares being offered by Beeston at $0.10 per share.

For shares being offered by Beeston, there will be no underwriters used, no dealer's commissions, no finder's fees, and no passive market making. All of these shares will be issued to business associates, friends, and family of current Beeston shareholders and principals of Beeston. The officers and directors of Beeston, Mmes. and Messrs. Smith, Watt, Price and Upham will not register as broker-dealers in connection with this offering. Mmes and Messrs. Smith, Watt, Price and Upham will not be deemed to be brokers pursuant to the safe harbor provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934, since they are not subject to statutory disqualification, will not be compensated directly or indirectly from the sale of securities, are not an associated person of a broker or dealer, nor have they been so associated within the previous twelve months, primarily perform substantial duties as officers and directors that are not in connection with the sale of securities, and have not nor will not participate in the sale of securities more than once every twelve months.

For the shares being offered by current shareholders, there will be no underwriters used, no dealer's commissions, no finder's fees and no passive market making.

The selling shareholders will be selling 3,375,000 of the 4,125,000 shares offered in this prospectus, and 3,375,000 of the 5,825,000 total shares that will be outstanding if all of the shares to be sold by Beeston are sold. The selling shareholders will be selling 81.8% of the stock being sold in this offering, and 57.9% of the total shares that will be outstanding, if all of the shares to be sold by Beeston are sold. The shares being sold by the selling shareholders will be sold individually by each shareholder, at $0.10 per share, until the securities are quoted on the OTC-BB, and thereafter at prevailing market prices. The shareholders' selling price will not necessarily be dependant on the price for which Beeston is offering the shares. If the shares sold by the selling shareholders are sold for a price that is less than the price for which Beeston is selling its stock, Beeston may not be able to sell its stock, and raise the necessary cash to complete its business plan. In such event, the business may fail, causing Beeston to file for bankruptcy and/or to liquidate.

Beeston plans to offer its shares to the public, with no minimum amount to be sold, and will keep the offering open until January 31, 2004. Beeston may, at its discretion, extend the offer up to an additional two (2) years from the date this offer is declared effective. The selling shareholders have no time limit for the sale of their shares.

Item 9. Legal Proceedings

Beeston is not currently a party to any legal proceedings. Beeston's agent for service of process in Nevada is Nevada Corporate Headquarters, Inc., #700 - 101 Convention Center Drive, Las Vegas, Nevada 89109.

 Item 10. Directors, Executive Officers, Promoters and Control Persons

Brian Smith - Director/President/ Chief Executive Officer - Age 52

Mr. Smith graduated from the University of Saskatchewan, located in Saskatoon, Saskatchewan, with a Bachelor of Administration Degree (B. Admin) in 1971 and a Bachelor of Laws Degree (LL.B) in 1974. Mr. Smith was called to the Bar of British Columbia in 1975. Mr. Smith has been a director of Beeston since July 12, 1999, and the President of Beeston since July 13, 1999. Mr. Smith was also the Secretary of Beeston from July 13, 1999 to September 11, 1999.

Mr. Smith has over 25 years experience in financial consulting and income tax planning. From 1976 to 1978, he was employed by Arthur Andersen, Chartered Accountants, before leaving to work in the corporate audit division of Revenue Canada, Taxation. In 1979, Mr. Smith again entered the private practice of law where he specialized in corporate and income tax matters. In 1984, he left the practice of law to pursue a career in financial consulting and tax planning, which, as a self-employed businessperson, he continues to this date. Mr. Smith has been allocating approximately 10 hours per week of his time to the initial development of Beeston and will be committing at least that amount of time, on a priority basis, to the further development and financing of Beeston's intended operations.

Cindy Watt - Director/Secretary/Chief Financial Officer - Age 46

Ms. Watt graduated from the Northern Alberta Institute of Technology, located in Edmonton, Alberta, with a Diploma in Medical Dicto-Typing (with distinction) in 1979 and from the University of Alberta in Edmonton, Alberta, with a Bachelor of Education (B. Ed) in 1989. Ms. Watt has been a director of Beeston since September 10, 1999, and the Secretary of Beeston since September 11, 1999.

Ms. Watt was employed by the Medical Records Department, University of Alberta Hospital as a Medical Transcriptionist from 1978 to 1979. From 1979 to 1980 she was a Medical Secretary in the Division of Infectious Diseases, University of Alberta Hospital. From 1981 to 1983 she was Medical Secretary to Drs. W. D. Forbes and B. M. Allan, Neurology and General Surgery, in Vancouver, British Columbia. From 1984 to 1989 Ms. Watt attended the University of Alberta where she completed her B. Ed. and two years of post-graduate work. From 1900 to 1992 she worked as an instructor in Medical Terminology/English Grammar at The Career College located in Edmonton, Alberta. In 1992 she returned to University of Alberta Hospital as a Medical Secretary in the Division of Cardiology until 1993 and then in the Division of Infectious Diseases until 1996. In 1997 she became Administrative Assistant to Dr. S. F. Paul Man, Director, Division of Pulmonary Medicine, University of Alberta where she worked until 1998 when she became Executive Assistant to Dr. Stephen L. Archer, Director, Division of Cardiology, University of Alberta. During the period 1998 to 2000, Ms. Watt also instructed, part-time, in the Business Program at Grant MacEwan Community College, located in Edmonton, Alberta. In 2001 she became Executive Assistant to Dr. Stephen Shafran, Director, Division of Infectious Diseases, University of Alberta, which position she holds to date.

Ms. Watt's knowledge and experience in the administrative and practical application of medical services and health care is extensive. She is initially prepared to provide a minimum of 8 hours per week of her time to the business objectives of Beeston and to increase this time as the need arises.

Nicole Price - Director/Treasurer/Chief Accounting Officer - Age 27

Ms. Price graduated from the University of Saskatchewan, located in Saskatoon, Saskatchewan with a Bachelor of Commerce Degree (B. Comm.) in 1999 and a Bachelor of Arts Degree (B. A.) in 2000. Ms Price has been a director of Beeston since September 10, 1999, and the Treasurer of Beeston since September 11, 1999.

Ms. Price, having majored in accounting and sociology, has applied her education skills in the area of health care since her graduation from university. In 2000, she was the site coordinator and developer for the Saskatchewan Brest Cancer Study, where she was responsible for the administration and supervision of the cancer centre. In 2000, she became a Special Care Supervisor with Citizens All Association, a publicly funded health care association where she was responsible for the provision of special health care to the individuals served by the association.

Ms. Price is prepared to provide a minimum of 8 hours per week of her available work time to the development of Beeston's business plan.

Michael Upham -Director - Age 47

Mr. Upham has been a director of Beeston since September 10, 1999, Mr. Upham has been in the retail sales and marketing sector for over 27 years. He was one of the youngest store managers of Jack Fraser's, a Canadian men's clothing chain, having worked his way up to a management level during his term with the company from 1971 to 1977. In 1978, Mr. Upham joined the sales staff at Finns Clothiers, where he worked as senior sales representative until 1985. In 1986, he became District Sales Manager for Playtex Canada Ltd. In this position, he was responsible for the supervision and training of the Company's sales staff for all of Western Canada, as well as participating in the market development and sales growth of the Company's products. Mr. Upham left Playtex Canada Ltd. in 1996 to become a District Sales Manager for Imperial Tobacco Company Limited, a position he holds to this date. In addition to the administrative and supervisory activities associated with his position, he is also involved in marketing and sales promotion.

Mr. Upham is prepared to provide a minimum of 8 hours per week of his available work time to the development of Beeston's business plan.

None of Beeston's directors or executive officers have been involved, during the past five years, in any bankruptcy proceedings, conviction or criminal proceedings; has not been subject to any order, judgment, or decree, not subsequently reversed or suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and has not been found by a court of competent jurisdiction, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Employment Agreements

None.

Significant Employees

Beeston has no significant employees other than the officers and directors described above, whose time and efforts are being provided to Beeston without compensation.

 Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the names and addresses of each person who owns more than 5% of the outstanding stock of Beeston as of September 30, 2003, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Brian Smith * #305 - 3495 Cambie Street Vancouver, BC Canada V5Z 2W7	425,000	8.4%
Common	Cindy Watt** 278 Regency Drive	425,000	8.4%
17
	Sherwood Park, AB Canada T8A 5P4
Common	Nicole Price 213 Home Street West Moose Jaw, SK Canada S6H 4X4	425,000	8.4%
Common	Michael Upham and Elizabeth Upham *** 407 Mountain Park Drive S.E. Calgary, AB Canada T2Z 2N9	500,000	9.8%
Common	Directors and officers as a group (as 4 beneficial owners)	1,775,000	35%

* None of the children of Brian Smith live with him, and he has disclaimed any beneficial ownership of any common stock owned by any such child.

** None of the children of Cindy Watt live with her, and she has disclaimed any beneficial ownership of any common stock owned by any such child.

*** Michael Upham and Elizabeth Upham are husband and wife and own their common stock separately (Michael Upham 425,000 shares; Elizabeth Upham 75,000 shares) but are reporting as one beneficial owner.

The percent of class is based on 5,075,000 shares of common stock outstanding as of September 30, 2003.

Item 12. Description of Securities

COMMON STOCK

Beeston's authorized capital consists of 100,000,000 shares of common stock, $0.001 par value. As of September 30, 2003 there were 5,075,000 shares of common stock issued and outstanding that were held by approximately thirty-seven (37) shareholders of record.

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of Beeston's capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of company shareholders. A vote by the holders of a majority of the outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

SHAREHOLDERS

Each shareholder has sole investment power and sole voting power over the shares owned by such shareholder.

Item 13. Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Parsons Law Firm, of Bellevue, Washington, an independent legal counsel, has provided an opinion on the validity of Beeston's issuance of common stock.

The financial statements included in this Prospectus and in the registration statement have been audited by David E. Coffey, an independent certified public accountant, to the extent and for the period set forth in his report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities

As permitted by Nevada Statutes and as provided under its Articles of Incorporation and by-laws (See Item 25, Indemnification of Directors and Officers, below), Beeston may indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Beeston's directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities originating under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Beeston pursuant to the foregoing provisions, Beeston has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Beeston will, unless in the opinion of legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. Beeston will then be governed by the court's decision.

Item 15. Organization Within Last Five Years

Beeston was incorporated on July 12, 1999, under the laws of the state of Nevada.

The directors of Beeston may be considered promoters pursuant to Rule 405 of the Securities Act of 1933. With the exception of the directors, there are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from Beeston. No assets will be or are expected to be acquired from any promoter on behalf of Beeston. In addition, see Certain Relationships and Related Transactions, Item 19, below.

Item 16. Description of Business

Business Development

Beeston Enterprises Ltd. was incorporated on July 12, 1999, in the state of Nevada. Beeston is a developmental stage company. Beeston has never conducted operations. Beeston has had no revenues and it has few assets. As of September 30, 2003, Beeston has incurred a total business loss of $32,457 since its incorporation. The Company has never declared bankruptcy, it has never been in receivership and, it has have never been involved in any legal action or proceedings. Since becoming incorporated, Beeston has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. Beeston is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan and purpose. Neither Beeston nor its directors, officers, promoters or affiliates, has had preliminary contact or discussions with, nor does Beeston have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Business of Issuer

Beeston is developing a business as a medical diagnostic imaging service provider. Medical diagnostic imaging is defined as any visual display of structural or functional patterns of organs or tissues for diagnostic evaluation. It includes measuring physiologic and metabolic responses to physical and chemical stimuli, as well as ultra microscopy. The types of medical diagnostic imaging techniques available are standard x-ray, digital radiography, fluoroscopy, computed tomography ("CT"), magnetic resonance imaging ("MRI"), ultrasound, and many other related testing procedures such as mammography and densitometry, as well as nuclear medicine. All of these various techniques are used to provide internal images of the human body for diagnostic purposes. (See Item 16, Description of Business - Principal Products and Services.)

Beeston's plan is to provide a variety of medical diagnostic imaging services for individuals throughout British Columbia and Alberta, Canada. Beeston's plan is based on the demand for such services that currently exists under the Health Insurance Plans in these provinces (See Item 16. Description of Business - The Market). The exact types of services, location of facilities and operational details have not yet been determined; rather, they will be reviewed and recommended by the industry consultant retained by Beeston during the initial phase of Beeston's business plan. Beeston's overall business plan of offering a variety of medical diagnostic imaging services will initially be limited to establishing a facility located in either Edmonton, Alberta or Vancouver, British Columbia,. The services offered at this facility will be selected from a limited range of medical diagnostic imaging products that utilize either a CT or MRI technique. (See Item 16. Business of Issuer -

Principal Products and Services.) However, as Beeston's business develops and we are able to expand Beeston's operations, we will pursue Beeston's overall objective of offering a variety of medical diagnostic imaging services, utilizing other medical diagnostic techniques, both at other facilities throughout British Columbia and Alberta and/or in conjunction with Beeston's initial facility.

Beeston currently does not have any funds to acquire equipment or facilities, or for operating expenses of a medical diagnostic imaging facility. (See Item 4, Use of Proceeds.) All funds being raised from this offering are being used to complete phase one and phase two of Beeston's business plan, with a significant portion of the funds to be raised from this offering being used to pay for the services of Beeston's industry consultant (See Item 17. Plan of Operations - Expenditures). By the end of the second phase of Beeston's business plan, Beeston will require additional funding of between $300,000 and $600,000 to establish and operate Beeston's initial facility. The range for this additional funding required by Beeston represents the initial costs of acquiring and installing the various types of CT and MRI medical diagnostic imaging systems selected for consideration by Beeston under a lease-to-purchase agreement and preparing and equipping the premises under a "turn-key" arrangement that provides for a fully operational medical diagnostic imaging facility, which initial costs are estimated to range from between $132,000 and $432.000. (See Item 16. Description of Business - Principal Products and Services below) plus operating funds to cover the initial operating costs of the facility once it is operational, which funds are estimated to be $168,000. The exact amount of additional funding required by Beeston will be determined by the recommendations and conclusions of Beeston's industry consultant as they relate to the various considerations under Beeston's business plan. (See Item 17. Plan of Operation.) Beeston will pursue both debt and equity financing for the purpose of raising this additional funding, looking to both private investors and financial institutions to lend all or part of such funding and/or making additional offerings of Beeston stock. As stated previously, one of the purposes of this offering is to create a market for Beeston's stock, which will allow Beeston to more easily raise additional capital by providing Beeston with more flexibility in its financing offering. Beeston plans on raising this additional funding by the end of Beeston's first year of operation following the approval and closure of this offering, and to have the initial facility operational and generating revenue within three to six months from the beginning of Beeston's second year of operation.

At the present time Beeston has no plans to expand its business outside of British Columbia and Alberta.

Principal Products and Services

Beeston currently does not possess or operate any medical diagnostic imaging equipment or provide any medical diagnostic imaging services. The determination of the appropriate medical diagnostic imaging system for Beeston's initial facility will be made by Beeston's industry consultant during the initial phase of Beeston's business plan.

The types of medical diagnostic imaging techniques used in medicine today are standard X-Ray, digital radiography, fluoroscopy, CT, MRI, ultra-sound and the related X-Ray procedure of mammography, and bone densitometry, as well as nuclear medicine, either individually or in combination with CT. Technically speaking, standard X-Ray is not a diagnostic procedure, but a radiological procedure. Diagnostic imaging is a relatively new term used to define the computer driven computer tomography and magnetic resonance imaging procedures. For our purposes, we are using the term "medical diagnostic imaging" to apply to all of these techniques. The least costly, and thus the more readily available, medical diagnostic imaging techniques such as X-ray, fluoroscopy, mammography or ultrasound are often used to initiate the medical diagnostic process. If the results from these latter techniques indicate the possibility of some sort of medical conditions, the CT and MRI, and to a lesser extent because of its scarcity, nuclear medicine medical diagnostic imaging techniques are then used to provide a more informative image for better diagnostic purposes. The use of this multiple step medical diagnostic process combined with the various waiting periods for the different procedures results in delayed diagnosis and delayed treatment, and consequentially a greater demand for services provided by CT, MRI and nuclear medicine medical diagnostic imaging equipment. In both British Columbia and Alberta, where it is used mainly for research purposes, there is limited access to the more recently developing medical diagnostic imaging technique of nuclear medicine. The advantages associated with the medical diagnostic imaging produced by this technique will eventually lead to a demand for its development as a major medical diagnostic imaging technique. However, while nuclear medicine has the potential for growth as a medical diagnostic imaging technique, the higher equipment costs, the shortage of trained radiation technicians, the costs of radiopharmaceuticals and the costs of licensing, transportation , storage, monitoring and reporting associated with the use of radiopharmaceuticals have resulted in Beeston's decision to limit the selection of the type of medical diagnostic imaging technique Beeston will use to provide medical diagnostic imaging services at Beeston's initial facility to either CT or MRI. (See Item 16. Business of Issuer - Existing or Probable Government Regulations.)

CT ("computed tomography") or computed axial tomography ("CAT") is a medical diagnostic imaging technique that produces a series of x-ray or "scans", with each scan being a single slice of the selected area of examination. These individual x-ray slices are then stacked to produce precise images of internal parts of the body. The scans are produced by having the source of the x-ray beam encircle or rotate around the patient. X-rays passing through the body are detected by an array of sensors. Information from the sensors is computer processed and then displayed as an image on a video screen and still pictures are taken to record images.

CT scanning equipment is becoming more widely used as a medical diagnostic procedure because of the inherent benefits in providing a three dimensional diagnostic image. The type of CT scanning equipment used in a medical diagnostic procedure can vary in size (portable versus stationary), speed and image slicing capacity. While CT scanners utilize x-ray technology and operating procedures similar to standard x-ray diagnostic imaging equipment and fluoroscopy diagnostic imaging equipment, and also utilizes contrast dyes to highlight images and computer technology to produce images in a similar manner to that of fluoroscopy diagnostic imaging equipment, it is a higher level technology then these other two medical diagnostic procedures. CT scanners are more expensive than standard or digital x-ray diagnostic imaging equipment and fluoroscopy diagnostic imaging equipment and, like the latter x-ray based diagnostic imaging equipment, they also have greater associated installation and facility construction costs than non-radiation medical diagnostic imaging equipment. Beeston has limited the selection of CT medical diagnostic imaging systems for consideration by Beeston's industry consultant to four different CT scanners, ranging in capabilities from one slice to sixteen slice imaging.

Like CT, MRI ("magnetic resonance imaging"), also sometimes called nuclear magnetic resonance ("NMR") scanning is a medical diagnostic imaging technique that produces images, which are the visual equivalent of a slice of anatomy, but without exposure to any form of radiation. MRI uses a large magnet that surrounds the patient, radio frequencies, and a computer to produce its images. Upon entering an MRI scanner, a patient's body is surrounded by a magnetic field up to 8,000 times stronger than that of the earth. The MRI scanner subjects nuclei of the body's atoms to a radio signal, temporarily knocking select ones out of alignment. When the signal stops, the nuclei return to the aligned position, releasing their own faint radio wave frequencies from which the scanner and computer produce detailed images of the human anatomy on a television monitor. Individual static images can then be converted into pictures. For certain MRI examinations, a contrast agent could be injected to highlight the appearance of an area under examination.

MRI scanning equipment, like CT scanning equipment, is becoming more widely used as a medical diagnostic procedure because of its ability to produce a three dimensional diagnostic image. The type of MRI scanning equipment used in a medical diagnostic procedure can vary in size (portable versus stationary and open versus closed), speed and cost. While an MRI scanner and a CT scanner are both capable of providing three dimensional diagnostic images, the MRI scanner is better that the CT scanner in detecting certain problems relating to the brain such as previous strokes, multiple sclerosis and tumors. The MRI scanner is also used to further evaluate abnormalities detected by other medical diagnostic procedures including CT scans. As with CT scanners and fluoroscopy scanners, MRI scanners can also use a contrast dye to highlight images and utilizes computer technology to produce images on a monitor or screen. However, unlike standard x-ray, fluoroscopy and CT medical diagnostic imaging equipment, MRI scanners do not use x-rays to produce images. MRI scanners are more expensive than standard x-ray, fluoroscopy and CT medical diagnostic equipment, and have greater associated installation and facility construction costs than the radiation type medical diagnostic imaging equipment. Beeston has also limited the selection of MRI medical diagnostic imaging systems for consideration by Beeston's industry consultant to three different MRI scanners, ranging in power from 0.35 Teslas to 1.5 Teslas.

The productivity of a CT or MRI medical diagnostic imaging system and the types of medical diagnostic imaging procedures that it can perform will vary depending on the type of CT or MRI Scanner, and the accessories and software programs used to configure the system. All of the CT and MRI medical diagnostic imaging systems that Beeston has listed for selection for Beeston's initial facility have a design or configuration capable of performing multiple types of diagnostic imaging procedures.

The different types of CT and MRI systems being considered by Beeston for use in its initial facility are produced by most of the major manufacturers of medical diagnostic imaging equipment (See Item 16. Description of Business - Sources and Availability of Equipment and Supplies). Beeston's management and/or industry consultant have been advised by such manufacturers as GE Medical Systems Canada, Siemens Electric Limited - Medical Systems Division and Royal Philips Electronics of the Netherlands - Medical Systems Division, that the estimated costs, including installation and provision of training, of the CT scanners being considered by Beeston would range from between $610,000 and $1,065,000, and that the estimated costs of the MRI scanners being considered by Beeston would range from between $1,140,000 and $1,675,000. These costs include equipment installation and training of staff in the use and operation of the equipment.

All of these manufacturers have various lease-to-purchase plans for their CT and MRI systems. These lease-to-purchase plans typically involve monthly payments for the particular systems over a three to six year period, with interest charged at competitive rates ranging from 7.0 to 7.7 per cent per annum. These lease-to-purchase plans have various buy out options which can range from 0% to 40%of the original cost of the system. The initial payment under the lease-to-purchase plans is generally the first month's payment provided under the lease-to-purchase agreement. The type of lease-to-purchase plan selected is negotiable and the payments are a function of the cost of the system, the term of the lease-to-purchase agreement, the interest rate charged, and the buy-back percentage. The estimated initial cost or down payment for Beeston to acquire a medical diagnostic imaging system based on one of the CT or MRI scanners being considered by Beeston, having a lease-to-purchase agreement with a zero percent buy back, over a three (3) year term and interest of 7.35 percent per annum, would range from between $18,000 to $52,000.

These manufacturers also provide what are described as "turn-key" packages. Under a "turn-key" package, in addition to delivering the selected medical diagnostic imaging system, installing it and providing the necessary training in its operation under a lease-to-purchase agreement, these manufacturers will also assess, prepare and equip a premise selected by a customer, to provide for all aspects of a fully operational medical diagnostic imaging facility. The costs to prepare and equip a medical diagnostic imaging facility utilizing one of the CT or MRI systems being considered by Beeston are estimated to be between $114,000, and $380,000, depending on the CT or MRI system. The costs of preparing and equipping the medical diagnostic imaging facility are payable upon the facility becoming operational. Beeston estimates the initial costs of acquiring one of the CT or MRI system being considered by it under a lease-to-purchase agreement plus the "turn-key" cost to prepare and equip a premise selected by it as an operational medical diagnostic imaging facility will range from between $132,000 and $432,000.

The final decision as to what medical diagnostic imaging service would be appropriate will be made based on the recommendations and conclusions of Beeston's industry consultant. The decision of Beeston's consultant will be based on his determination of the particular demand for the services provided by a given type of technique, the location for such services, staffing requirements, equipment and facility costs, the extent of government approvals and the ability of the Company to raise funds. As stated previously, Beeston anticipates completing the raising of the additional funding it will require by the end of phase two of its business plan, at the end of Beeston's first year of operation. At which time, Beeston intends to acquire the medical diagnostic imaging system it has selected from one of the manufactures/suppliers of the system under a lease-to-purchase agreement and to have its initial facility operational under a "turn-key" arrangement within the first three to six months of its second year of operation. (See Item 17. Plan of Operations.)

The Market

The existence of the Canada Health Act and the various Provincial Health Insurance Plans makes Canada a unique marketplace for medical services. Virtually every Canadian citizen is covered by the provincially administered public health insurance plans. The only situations not covered by the provincial health insurance plans are automobile accident medical costs, workplace accidents and injuries to professional athletes. Medical costs of workplace injuries are covered by the provincially administered workers' compensation plans, medical costs arising from automobile accidents are paid by any one of many auto insurance carriers, and sports injuries to professional athletes are paid by any one of a number of private insurers.

Medical service providers in Alberta and British Columbia will typically deal with the Alberta and British Columbia Medical Services Plans, the Workers' Compensation Board of British Columbia and Workers' Health, Safety and Compensation in Alberta for work place injury claims, the Insurance Corporation of British Columbia for auto accident injury claims in British Columbia and a wide selection of private insurance carriers handling auto insurance in Alberta and specialty insurance policies in both Alberta and British Columbia.

Provisions of the Canada Health Act have made it difficult for medical practitioners and medical service providers to provide medical diagnostic services to patients outside the Provincial Medical Insurance Plans. The only exceptions have been to automobile accident victims, under the auto insurance policy, injured workers who fall under workers' compensation coverage, professional athletes who must provide their own coverage because of the inherent added risk associated with their job and a limited number of service providers who have negotiated contracts with the Provincial Insurance Plans.

In recent years the government funded plans have fallen short of providing timely health care in Canada. ("Waiting Your Turn: Hospital Waiting Lists in Canada" (12th Edition), September, 2002, The Fraser Institute; "The Secret Behind Waiting Lists" October, 2002 Ontario Association of Radiologists.) This has resulted in long waiting lists for many services. Since timely services are not available in Canada, more and more Canadians are traveling to other parts of Canada as well as outside Canada to receive various medical procedures, including diagnostic imaging services. Rather than wait for periods up to six months or more for a CT-Scan, many patients are traveling hundreds or even thousands of miles to clinics where they can pay for their own CT-Scan and get it the next day. Insurance companies are also growing increasingly impatient, and have been seeking out private facilities to perform services and procedures without the delay.

The Canadian Association of Radiologists has been urging the Government of Canada to provide more public health funding for diagnostic imaging equipment to upgrade existing radiological equipment. They noted, for example, that while [Position Emission Tomography] PET scanning (a type of nuclear medicine medical diagnostic imaging equipment) has become important for detection of cancer and other diseases in the United States and Europe, there is little access to PET scanning in Canada. They contend that if planning is not implemented soon for this medical diagnostic procedure, private clinics will probably be established, offering the technology on a user pay basis ("Canadian Healthcare Technology", June/July 2001 edition).

Beeston intends to pursue the growing market of individuals, and their insurers, who are prepared to pay for their own medical diagnostic imaging costs by making such services available to individuals and groups that are prepared to pay for prompt service. Beeston believes there are many individuals in Alberta and British Columbia who are prepared to pay for the service themselves in order not to have to wait for months for a CT Scan or MRI Scan. Beeston also believes that workers compensation authorities, auto insurance companies and private insurers are also willing to purchase private medical diagnostic imaging services in order to have their clients assessed quickly, so they can go back to work and end their costly claims.

Beeston does not anticipate a need for a sophisticated promotion or costly marketing campaign, as the market for its medical diagnostic imaging services would be demand driven. The existence of a facility offering quick and assessable medical diagnostic imaging services will be sought out by the numerous individuals who are prepared to pay to expedite their access to such medical services. The number of potential institutional customers is relatively small; therefore Beeston will be able to contact them directly. In British Columbia Beeston would have discussions, as well as contract negotiations, with the British Columbia Medical Services Plan, the Worker's Compensation Board of British Columbia and the Insurance Corporation of British Columbia. In Alberta, Beeston would have discussions as well as contract negotiations with the Alberta Health Plan, the Worker's Health, Safety and Compensation and a number of private auto insurance carriers. Any private insurance carrier in British Columbia or Alberta handling specialty insurance policies would also be contracted directly by Beeston.

The final marketing strategy will be determined as part of the services to be provided by Beeston's industry consultant, however Beeston anticipates using direct mail to insurance carriers, professional associations and physicians, and possibly limited advertising in professional publications and local print media. This marketing strategy is expected to cost Beeston no more than $7,000 during Beeston's first full year of operations, following the approval and closure of this offering. If this basic advertising strategy is not effective, Beeston may be required to undertake more costly marketing programs, such as radio and television advertising and billboards.. Beeston anticipates that this later strategy will cost no more than $20,000.

Competition and Competitive Strategy

Beeston has not conducted a marketing study and Beeston is unsure at this time if a study will be conducted in the future. As stated in Item 4. Use of Proceeds, Beeston has a very limited marketing budget of only $7,000 for marketing costs during the period covered by the first year of operations following the approval and closure of this offering. Any additional costs for the marketing plan will be paid out of funds Beeston expects to raise through additional debt financing, and, later, sales of common stock. Potential revenue and expense projections for the first two years will be determined during the first full year of operations after this offering has been approved and closed.

The private clinics currently operating in British Columbia and Alberta all charge fees in excess of those provided under the respective medical services plans of those provinces. The fee premiums are related to the access time for the limited services these private clinics provide. The faster the client requires a particular service, the greater the fee. In Alberta, the Alberta Health Plan will currently pay for the services its clients receive at a private clinic up to the maximum prescribed under its fee schedule. The client will then be responsible for paying the difference between the Alberta Health Plan rate and the rate charged by the private clinic. The fees for the specific services that will be provided at Beeston's initial facility will be within a range. At the low end , the fees prescribed under the applicable provincial health insurance plan will be charged to clients of any major institutional customer who has a service contract with Beeston, and thereafter, progressive fees will be charged to clients who are not covered under such a service contract with Beeston, with fees for immediate service being at the high end. To the extent that any of the procedures Beeston will provide are provided by private clinics within British Columbia or Alberta, Beeston will adopt a similar fee structure to be competitive with these clinics. For those services for which Beeston has no basis of comparison, Beeston's industry consultant will be utilized to determine the fees for such services. Beeston will also have this ability to charge a premium for those medical diagnostic imaging procedures provided to individuals who are not prepared to wait in line for the government funded services and are willing to pay for these services themselves.

The competition facing Beeston in British Columbia and Alberta comes predominantly from the public sector; from government owned and operated hospitals. In British Columbia, nearly all diagnostic imaging is done through hospitals. Private clinics are only found in Vancouver and Kelowna, and even then there are only a few of them. In Alberta there are many more facilities spread throughout the province, however most of the clinics only offer basic services with limited resources. Because there are only a few private clinics in all of Alberta and British Columbia that are presently providing any type of CT or MRI medical diagnostic imaging services, there will be little or no competition from other private facilities offering the same or similar services Beeston plans to offer at Beeston's initial facility.

Beginning with Beeston's initial facility, Beeston's strategy will be to locate clinics strategically, and to provide quick, comprehensive and user demanded services. Beeston plans to establish this facility in either Edmonton, Alberta, or Vancouver, British Columbia, offering medical diagnostic imaging service to be chosen from a limited selection of CT or MRI medical diagnostic imaging systems having multiple diagnostic imaging capabilities. (See Item 17. Plan of Operation) To accomplish this objective, Beeston has retained the services of an industry consultant to assist in the implementation and execution of Beeston's business plan for the establishment of Beeston's initial facility. In planning for the provision of a medical diagnostic imaging service for which there is established need, Beeston may also be able to contract these services to the British Columbia Medical Services Plan, the Alberta Health Plan or other major institutional customers. (See Item 16. Description of Business - The Market.)

Corporate Development

In the earlier development stage of Beeston's operations Beeston will concentrate on establishing a facility located in either Edmonton, Alberta or Vancouver, British Columbia, that will offer services provided by either a CT or MRI medical diagnostic imaging system to be chosen from a select group of CT or MRI equipment. The decision on the location and the specific type of medical diagnostic imaging system will be recommended by Beeston's industry consultant, during the first three to six months of Beeston's first year of operation following the approval and closure of this offering.

Ideally, Beeston would prefer to establish its initial facility in that city located within whichever provincial jurisdiction Beeston is able to enter into a service agreement with one of the major institutional customers. Currently, Beeston does not have meetings scheduled with any of these organizations, nor has Beeston had contact with any of their official representatives. However, Beeston's industry consultant anticipates engaging in meetings with the British Columbia Medical Services Plan and the Alberta Health Plan on a limited basis during Beeston's first year of operations immediately following the approval and closure of this offering with the view of accelerating the discussion and contract negotiation process as the initial phase of Beeston's business plan progresses. The purpose of these meetings will be to explore the possibility of working with the provincial health services plans and offer services for which there are current shortages. The Government of Alberta is on record (Commission on the Future of Health Care in Canada, November 28, 2002: Premier's Advisory Council For Health in Alberta, 2001) as having an interest in partnering with the private sector to develop health care services where there is a demonstrated need or shortage of services.

In addition, Beeston's industry consultant will carry on negotiations for a contract to provide Beeston's medical diagnostic imaging services to the other major institutional customers within these provinces. In British Columbia, these negotiations would be with the Workers' Compensation Board of British Columbia and the Insurance Corporation of British Columbia, and in Alberta, they would be with Worker's Health, Safety and Compensation and various private auto insurance carriers, as well as private insurance carriers who provide specialty insurance to athletes in either British Columbia or Alberta.

Upon completion by Beeston's industry consultant of his various contract negotiation activities, and the determination of all of the considerations relating to the establishment of Beeston's initial facility, including the specific amount of funds required to set up and operate Beeston's initial facility, Beeston will pursue raising additional funds by means of debt and/or equity financing. Based on a fully developed plan for the establishment of a profitable business operation, created and supported by the findings of Beeston's industry consultant, Beeston will attempt to raise sufficient funds from either private investors and/or through additional stock offerings.

To the extent that Beeston is able to raise the additional funding required, and to establish an operational medical diagnostic imaging facility, the operation will provide a base from which to expand Beeston's business operations and accomplish Beeston's long term plan of providing a variety of medical diagnostic imaging services at a number of facilities located throughout British Columbia and Alberta.

Sources and Availability of Equipment and Supplies

As stated previously, Beeston is an early developmental stage company and we have not yet determined the specific type of medical diagnostic imaging technique and related services we will provide, but have limited the selection to either CT or MRI. Within these two types of medical diagnostic imaging techniques, we have further limited the selection to either one of four possible CT scanners and one of three possible MRI scanners. (See Item 16. Description of Business - Principal Products and Service.) As a result, Beeston has not developed a budget which provides for a specific type of medical diagnostic imaging system and the supplies required in Beeston's operation but expects to develop such a budget within the first three months following the approval and closure of this offering. This equipment selection process will be based on the recommendations and conclusions of Beeston's industry consultant based on his knowledge and experience in the industry, as well as from discussions with the major institutional customers for medical services regarding the demands for various types of medical diagnostic imaging services within the Provinces of British Columbia and Alberta. The development of a specific budget for a medical diagnostic imaging system will be part of Beeston's overall budgeting process and will require the assistance of Beeston's industry consultant in assessing the medical and technical aspects relating to the various technologies and the various types of equipment used to provide medical diagnostic imaging services.

There are several large companies that produce a majority of CT and MRI medical diagnostic imaging equipment that are available in the market. All of these large manufacturers of medical diagnostic imaging equipment have sales, distribution and servicing facilities in Canada. While all of the equipment supplied by these various manufacturers is readily available, the time required for the delivery, installation, testing and operation of the various types of medical diagnostic imaging equipment and accessories that comprise a medical diagnostic imaging system can take up to six months. There are also a number of smaller Companies, generally competing at the lower product end, that produce a limited selection of CT and MRI medical diagnostic imaging equipment. The delivery, installation and testing time for the equipment produced by these small manufacturers is similar to that of the larger manufacturers. In addition, most of the manufacturers, as well as numerous distributors, provide for the resale of previously used medical diagnostic imaging equipment. Information on the specific types of equipment and accessories and its availability is provided by many of these various manufacturers and distributors on their internet web sites (www.gemedicalsystems.com, www.siemensmedical.com, www.medical.philips.com) as well as through direct discussion with sales personnel. However, the technical aspects and appraisal of suitability of accessories will require the knowledge and expertise of Beeston's industry consultant to determine the specific medical diagnostic imaging systems required for Beeston's initial facility.

Beeston does not currently own or lease any of the equipment and/or supplies necessary to implement Beeston's business plan. All equipment and supplies that Beeston requires for Beeston's initial facility is available for delivery, installation and testing within a period of six months from numerous sources. Equipment and supply shortages, restrictions or any other type of limiting factors have not characterized this industry in Canada, and there are no indications that such problems will occur in the foreseeable future. Beeston will not be manufacturing, assembling or processing any of the products, or any part of the products that Beeston will be using. Beeston will be acquiring all equipment and supplies to be used in Beeston's initial facility from manufacturers or distributors.

Beeston's management and its industry consultant have made limited inquiries in sourcing equipment and supplies in general but do not expect to do any specific or detail sourcing until after the approval and closure of this offering. At which time, Beeston will utilize the services of Beeston's industry consultant to undertake all matters pertaining to the selecting and securing of equipment and supplies.

Dependence on One or a Few Major Customers

Beeston's plan of operation involves some additional risk due to the fact that there are a limited number of major customers in the British Columbia and Alberta medical service marketplaces. As has been stated previously, the Canadian marketplace for medical services consumers is limited to provincial medical health plans, workers' compensation authorities, auto insurance carriers, specialty insurance providers and individuals that are dissatisfied with the long waiting lists for services through government funded facilities (See Item 16. Description of Business - The Market). As a result, Beeston will be directing a great deal of effort to securing clients of this limited number of major institutional customers. Although we have no operating experience to support our contention, we believe that securing business with one or more of these major institutional customers, such as the provincial medical plans, the workers' compensation authorities and the auto insurance industry, will provide us with access to clients who are already waiting for the services Beeston plans to provide. This immediate access to such clients could be the difference between profitable versus non-profitable operations, especially in the short term, for the initial facility Beeston plans to establish under Beeston's business plan. Relying solely on individuals who are prepared to pay for their own medical costs may not provide sufficient revenues to sustain Beeston's business, at least in the short term.

In addition, obtaining access to the clients of one or more of these major institutional customers prior to the establishment of Beeston's initial facility would be a benefit to us in our efforts to raise the additional funding required to set up and operate the initial facility. During the process of determining the various developmental considerations for the establishment of Beeston's initial facility, Beeston's industry consultant will engage in negotiations with various major institutional customers within British Columbia and Alberta. We believe that the presentation of a plan for the establishment of a facility providing a medical diagnostic imaging service for which there is a significant demand and which is capable of providing a product capable of producing a three dimensional image, such as in the case of either CT or MRI medical diagnostic imaging equipment (See Item 16. Description of Business - Principal Products and Services) plus assuming the responsibility for its funding, will provide us with a basis for negotiating a contract for these services with one or more of the major institutional customers. If we are unable to obtain a contract for the provision of the medical diagnostic imaging services we plan to offer at Beeston's initial facility, we will still proceed with efforts to obtain funding to complete the establishment and operation of Beeston's initial facility. The lack of a contract for the provision of these services to clients of one or more of the major institutional customers may delay our obtaining the necessary funding and may even result in our not being able to raise sufficient funds to proceed further with Beeston's business plan. If unable to pursue its business plan Beeston may be forced into bankruptcy or liquidation.

Beeston has not developed relationships with any potential customers nor have we made any attempt to do so. Beeston's industry consultant, on behalf of Beeston, will begin work at establishing a base for such discussions some time within the first three months of Beeston's first operating year following the approval and closure of this offering.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

There are no inherent factors or circumstances associated with this industry or any of the products or services that Beeston plans to provide, which would give cause for any patent, trademark or license infringements or violations. Beeston has also not entered into any franchise agreements or other contracts that have given or could give rise to obligations or concessions.

Governmental Controls and Approvals

There are a number of government approvals required before Beeston can begin to establish a medical diagnostic imaging facility, as well as on-going controls on the continued operation of such a business. Beeston intends to lease space for the establishment of the initial facility at a location, within either Vancouver, British Columbia, or Edmonton, Alberta, that will satisfy various site requirements (See Item 16. Description of Business - Facilities). The determination of a location to lease for Beeston's initial facility will be affected, not only by the number of rental spaces available, but also by local government zoning bylaws and building codes. The zoning bylaws may require that Beeston's initial facility be located in certain areas of these cities designated for commercial or light industrial businesses. Because of the nature of the equipment required for the business (See Item 16, Description of Business - Principal Products and Services), building codes may present building design and infrastructure considerations, such as ensuring that structural requirements exist or are provided for to support the weight of the medical diagnostic imaging equipment, that place restrictions on where the facility can locate based on the availability of rental spaces that comply, or can be made to comply, with the applicable building codes of a particular municipality or city. While the commercial and light industrial zoned areas within these cities generally provide lease spaces for the provision of various types of businesses, and many rental structures located in these particular zoning areas do or can be made to comply with the building codes for a business such as Beeston's, Beeston may not be able to lease space for the initial facility in a location that satisfies all of the requirements for the provision of Beeston's services. If we are unable to locate the initial facility in a location that satisfies all of our requirements for the provision of our services to clients, it could affect our ability to conduct a profitable business operation. If we are unable to operate profitably, Beeston may be forced into bankruptcy and/or to liquidate.

The provincial governments also have various requirements regarding the use of the equipment and the handling of supplies. The provincial Workers' Compensation Board of British Columbia and the Workers' Health, Safety and Compensation for Alberta are responsible for enforcement in these areas. In both Alberta and British Columbia the operators of the equipment (Radiology Technicians) are trained to monitor the condition of the equipment and are charged with the duty of maintaining the equipment in accordance with various regulatory requirements. The business operators are required to employ licensed Radiology Technicians to operate the equipment at all times.

In general, local and provincial governments, in cooperation with the Federal Government, are responsible for enacting and enforcing various controls required for the establishment and operation of medical diagnostic imaging facilities in their respective jurisdictions and for providing approvals at various times in this process. The Federal government is responsible for ensuring the quality and safe operation requirements for the medical diagnostic imaging equipment sold in Canada. Sellers of medical diagnostic imaging equipment in Canada are responsible to ensure that the equipment they are selling meets specific manufacturing and operating standards in order to obtain a license for the sale of a particular piece of equipment.

Beeston has not had any formal discussions or made any applications for licenses, permits or approvals in relation to the establishment of a facility or the obtaining, installing and operating of any medical diagnostic imaging equipment with any of the governing regulatory authorities. Any discussions and applications will be subject to the recommendations and review of the industry consultant that has been retained to advise and assist Beeston. Beeston anticipates the cost of complying with any government controls or obtaining any government approvals to be nominal. These costs would involve obtaining a local permit for leasehold renovations, costing between $250 to $500, a local business license, costing between $50 to $150 per year, and payment of a one time inspection fee of the installation of the medical diagnostic imaging system, which fee would range from between $1,500 to $3,000.

Existing or Probable Government Regulations

The government regulations concerning medical diagnostic imaging facilities are well established and extensive. All x-ray type medical diagnostic imaging equipment sold in Canada must comply with the standards established under the "Radiation Emitting Devises Act" (R.S. 1985, CR-1) and all such x-ray type equipment, ultrasound, MRI and nuclear medicine diagnostic imaging equipment sold in Canada require a Medical Device License issued pursuant to the "Medical Devices Regulations" under the authority of the "Food and Drugs Act" (R.S. 1985, C.F. 27). Compliance with these regulations is the sole responsibility of the manufactures and distributors of this equipment.

Various Safety Codes and Guidelines established by the "Consumer and Clinical Radiation Protection Bureau" ("CCRPB") established under the "Healthy Environments and Consumer Safety Branch" of the Department of Health, Canada, provide for the installation and operation of all x-ray type medical diagnostic imaging equipment and facilities. The CCRPB inspects and assesses all installation of the x-ray type medical diagnostic imaging equipment and performs ongoing inspections of this equipment and facilities that are under federal jurisdiction. Through cooperative efforts such as the "Federal Provincial Territorial Radiation Protection Committee", the federal and provincial governments have collaborated to provide a harmonization of their respective health and safety programs. As a result, the Safety Codes and Guidelines established by CCRPB have been adopted for the most part by its provincial counterparts. Similar inspection and assessing of the installation of x-ray type medical diagnostic imaging equipment and inspection and monitoring of the equipment and the facilities is carried out by the "Workers Compensation Board" in British Columbia, and the "Workers Health, Safety and Compensation" in Alberta. These latter government agencies will charge a fee for the initial inspection of the installation of medical diagnostic imaging equipment prior to it being approved for operation. Depending on the type of equipment, the inspection fee can range from $1500 to $3000.

The Safety Codes and Guidelines established by CCRPB also provide for the monitoring of employee exposure to radiation relating to the operation of radiation type (x-ray) diagnostic imaging equipment. (See Item 16, Description of Business - Principal Products and Services.) The Radiation Protection Bureau ("RPB"), established by the Health Environment and Consumer Safety Branch of the Department of Health, Canada publicizes Annual Reports which determines what job sectors and category of work requires an employer to establish an "Exposure Control Plan". This Exposure Control Plan involves the regular monitoring, recording and reporting of employee exposure to x-ray emitting devices.

To assist in this reporting process, employees are generally required to wear a dosimeter device or tag which measures any exposure to x-rays. The dosimeter results are then recorded by the employer for each employee. These dosimeter records must be retained by the employer as well as summarized in reports filed with the RPB. The RPB operates the National Dosimetry Services which provides personal radiation monitoring to Canadians exposed to radiation such as x-rays as a result of their work. The CCRPB federally, and its provincial counterparts, the Workers Compensation Board of British Columbia and Alberta's Workers Health, Safety and Compensation, also performs regular inspections of facilities operating radioactive type medical diagnostic imaging equipment to ensure compliance with the requirements for monitoring and reporting the exposure of its employees to such equipment.

The CCRPB also provides Guidelines for the use of MRI medical diagnostic imaging equipment but does not provide for any inspection and monitoring.

The "Canadian Nuclear Safety Commission" ("CNSC") established under the "Nuclear Safety and Control Act" (s.c. 1997, c.9) regulates the transportation of nuclear substances in Canada in cooperation with Transport Canada. The CNSC provides regulations for the packaging and transportation of nuclear substances used in medicine. This is done by a licensing process that requires compliance through audits and inspections. The CNSC also regulates the establishment and operating of diagnostic nuclear medicine facilities. All such facilities require a license for storage of nuclear material (radiopharmaceuticals) and for the installation and operation of nuclear medicine diagnostic imaging equipment. The licensing fees for these various licenses are calculated on the basis of the time required to assess and approve the particular license and could range from between $700 for the transport license to $4500 for the facility license. These licenses are normally issued for a term of two years.

In both British Columbia and Alberta, operation of medical diagnostic imaging equipment is restricted to certified radiation technologists, trained in the use and operation of this type of equipment. In addition, there must be a radiologist and/or a radiation technologist on site at all times who is assigned responsibility for ongoing quality control, record keeping, reports and staff training requirements.

Finally, local municipal or city zoning by-laws and building codes will have to be part of any decision by us as to where we will locate Beeston's initial facility and what type of construction or improvements will be required. As stated previously, these zoning by-laws and building codes, which are designed to provide for common business areas and for conformity with accepted building practices, could affect the ability of Beeston to establish and operate a medical diagnostic imaging service facility. (See Item 16. Business of Issuer - Government Controls and Approvals.)

Compliance with the numerous regulations, codes and guidelines, plus acquisitions of appropriate licenses will be part of any medical diagnostic imaging service plan of operation. The extent of the regulation and the need for a particular license will be dependant upon Beeston's ultimate determination of the type of service and equipment Beeston will provide. Beeston does not believe these issues will be excessively onerous. The costs of obtaining a permit for renovations to any leased premises would be nominal, ranging from between $250 to $500. The cost of a business license to carry on a medical diagnostic imaging business would also be minimal, ranging from between $50 to $150 per year. The only fee chargeable in relation to any government approvals would be the fee for the initial inspection of the installation of medical diagnostic imaging equipment for Beeston's initial facility by the Worker's Compensation Board of British Columbia or Workers' Health, Safety and Compensation in Alberta and would range from between $1500 to $3000 on a one time basis. Because Beeston will not be utilizing a nuclear medicine medical diagnostic imaging technique at Beeston's initial facility, there are no other licensing fees involved in relation to the establishment of Beeston's initial facility. Beeston's industry consultant will be relied upon to help identify potential problems and to determine when and the extent of any formal communications we will have with any government agencies concerning regulatory and licensing issues.

Research and Development Activities and Costs

Beeston's directors and officers have undertaken no research or development to date regarding products or service provision. Beeston does not have any plans to undertake any additional research or development in the future.

Compliance With Environmental Laws

There are environmental laws in Canada concerning the use of and disposal of hazardous materials. This only becomes a consideration if at some future time the Company were to decide to provide nuclear medicine diagnostic imaging services which require the use of radiopharmaceuticals. Given the minimal amounts of radioactive material involved in the diagnostic nuclear medical technique compliance with hazardous products laws does not present a major cost or unmanageable problem. A license is required for the transport and storage of the radiopharmaceuticals (See Description of Business - Existing or Probable Government Regulations); however, the disposal of radiopharmaceuticals is not a hazard issue. The radiopharmaceutical used in a diagnostic nuclear medicine technique is safe enough to inject into a person and once activated is self destructive, decaying away within 30 to 90 minutes, leaving only a harmless chemical residue for the body to dispose of by natural body function. Radiology technicians are trained in the proper handling of any hazardous materials, and under provincial law, they are charged with the responsibility of ensuring its safe handling, usage and storage.

Beeston has not made any formal enquiries to any governmental agencies concerning environmental laws. Beeston's industry consultant will address these issues during the first three months of its first year of operations, following the approval and closure of this offering.

Facilities

Beeston intends to lease space for the establishment of Beeston's initial facility within either Vancouver, British Columbia, or Edmonton, Alberta. (See Item 17. Plan of Operations.) The determination of a rental location will involve various considerations and will require numerous reviews and assessments to be made by Beeston[s industry consultant. The site requirements will include such considerations as, ease of access, parking, floor loading and building safety requirements, (See Item 16, Description of Business - Government Controls and Approvals), site-influence and compatibility or complimentary neighborhood facilities. The size of the lease space required for the initial facility will depend on whether Beeston uses a CT or MRI medical diagnostic imaging technique, the resulting design and size of the equipment and the configuration of the system. As a result, the estimated square footage requirement could range from between 1200 sq. ft. to 2000 sq. ft. The lease space would require a concrete floor to provide a solid base for the medical diagnostic imaging equipment and most likely would have to be at ground level. The lease space would also have to be renovated to provide shielding in the walls and ceiling in the room containing the CT or MRI scanning equipment. The CT scanning equipment would require lead shielding and the MRI scanning equipment would require steel and/or copper shielding. These shielding requirements are, however, generally included in the acquisition cost of the equipment. As part of the lease-to-purchase agreement for the CT or MRI system selected for Beeston's initial facility, Beeston will also arrange for a "turn-key" package with the manufacturer/supplier of the CT or MRI system. This "turn-key" package will involve the preparing and equipping of the leased premise to provide for a fully operational medical diagnostic imaging facility within the first three to six months of Beeston's second year of operation. The cost of such a "turn-key" package is estimated to range from between $114,000 and $380,000, depending on the type of CT or MRI system selected by Beeston. (See Item 16. Description of Business - Principal Products and Services).

At the present time Beeston leases approximate 150 square feet of office space at #200 - 1687 West Broadway, Vancouver, British Columbia, and has purchased various office equipment for the rented office space. The lease is for a period of one (1) year and is renewable for a further period of one (1) year, but can be cancelled by Beeston upon one (1) months notice. We believe this leased space will be sufficient for our current operations up until the time we are able to establish Beeston's initial facility. Beeston does not rent or own any other real property or facilities. The offering by Beeston will not generate sufficient funds to complete the improvements necessary to begin servicing patients. Beeston will be required to obtain additional financing, either through debt, equity offerings, landlord concessions, or a combination thereof, to complete the leased facilities with the equipment installed.

Employees

Beeston currently has no employees. Beeston's officers and directors have been and will continue to provide their services to Beeston without charge and will do whatever work is necessary to bring the business to the point where it will need operational staff. Beeston expects to be hiring operational staff for the facility within the first three months of Beeston's second year of operation following the approval and closure of this offering for the purpose of commencing operations at Beeston's initial facility in the second year of operation. Although we have not yet made any decisions on staffing, our preliminary investigations indicate that we should be able to operate a facility with between three and five full time staff equivalents; one receptionist/stenographer, one radiologist and one to three radiation technologists.

A radiologist is a medical doctor who has received additional training to be a specialist in the interpreting of imaging exams or procedures to diagnose and treat medical conditions. Before a radiologist can practice in either British Columbia or Alberta, he or she must be licensed by the "College of Physician and Surgeons" for that province, certified in Diagnostic Radiology by the Royal College of Physicians and Surgeons of Canada, and registered under the Health Insurance Plan of that province.

Radiation technologist can receive training and certification in the use and operation of various types of medical diagnostic imaging equipment. The type of training requirements for the radiation technologists to be employed by Beeston will be dependent upon the type of medical diagnostic imagery equipment Beeston ultimately acquires. Radiological technologists, or radiographers, are radiation technologists who are trained and certified in the use and operation of x-ray type medical diagnostic imaging equipment. Nuclear medicine technologists are radiation technologists who have received training in the use and operation of medical diagnostic imaging equipment associated with nuclear medicine. Radiological technologists who perform MRI diagnostic procedures are required to complete additional training in the use and operation of MRI diagnostic equipment. All radiation technologists must be certified by the Canadian Association of Medical Radiation Technologists or a provincial counterpart or an appropriate provincial governing body before they can use or operate any of the medical diagnostic imaging equipment in any province.

The safety codes and operating guidelines established by the federal and provincial governments (See: Item 16. Description of Business - Existing or Probable Government Regulations) require that a medical diagnostic imaging facility have a licensed radiologist and/or certified radiation technologist on staff who is responsible for quality controls and that the operator of any medical diagnostic imaging equipment be a certified radiation technologist. Any facility or facilities operated by Beeston must ensure that all medical staff members comply with these various licensing and certification requirements.

Reports to Security Holders

Beeston is currently not required to provide annual reports to security holders. Upon effectiveness of this Form SB-2, Beeston expects to be subject to the reporting requirements of the Securities and Exchange Commission and will file reports, including, but not limited to, Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Event Reports on Form 8-K, and Proxy Statements on Schedule 14. The public may read and copy any materials filed with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with it at http://www.sec.gov.

Item 17. Plan of Operation

Beeston is a development stage company with no operations, no revenue, limited financial backing and few assets. Beeston's plan of operation is to build a business providing medical diagnostic imaging services for individuals in Western Canada.

 Beeston's customers would be individuals who are prepared to pay for the services they receive, as well as individual clients of the provincial medical insurance providers, workers' compensation boards, auto insurance carriers and specialty insurance providers. At the present time, nearly all of these services are provided via the government administered system in public hospitals. With provincial governments closing hospitals and cutting back on hospital-based services -as they are now doing - we believe the demand for privately operated medical diagnostic imaging facilities will increase substantially in the coming years. Long waiting lists for medical services and procedures have become a way of life for Western Canadians. (See Item 16. Description of Business - The Market.) It is common for patients to wait months for routine medical diagnostic imaging services and if the patient is not living in Edmonton, Calgary, Victoria, Kelowna or Vancouver, they may have to travel hundreds of miles to one of these centers to receive the service. We believe there is an excellent opportunity to establish private facilities in both British Columbia and Alberta, and it is Beeston's plan to establish its initial facility within three to six months of our second year of operation following the approval and closure of this offering.

Beeston's plan is to market its services directly to the individual client, who is dissatisfied with the provision of service under the current government funded medical system, and to the limited number of major institutional customers who make up the British Columbia and Alberta medical services marketplaces (See Item 16. Description of Business - Dependence on One or a Few Major Customers). The major institutional customers include automobile insurance carriers, provincial worker's compensation boards, disability insurance plans, specialty insurers, such as those who insure professional sports teams, and the Alberta and British Columbia Medical Insurance Plans. At the present time all of these groups compete for scarce resources and everyone is forced to endure long waiting times for access to medical services.

In both British Columbia and Alberta, in any given area, the provision of various medical diagnostic imaging services is either limited or does not exist. We believe the British Columbia and/or Alberta Medical Service Plans will contract to purchase Beeston's medical diagnostic imaging services if Beeston is able to offer services provided by a medical diagnostic imaging technique that is extremely limited in its availability and for which the demand is exceptionally high. In recent times the provinces have been known to purchase medical diagnostic imaging services from local private clinics as well as private clinics outside their jurisdictions when these services were not readily available in a particular area.

We also believe that the other major institutional customers would find it advantageous to contract to purchase Beeston's services. Other major institutional customers may have a vested interest in having their clientele receive quality services as quickly as possible. In most cases the insurance carrier or workers compensation authority is required to pay their client's wage replacement or compensation benefit while the client waits for a medical diagnostic imaging service. In both Alberta and British Columbia, virtually all existing medical facilities are government owned and operated. This means that usage is on a first come, first serve basis, with exceptions for emergencies. The exceptions are generally the ambulatory cases. Beeston does not anticipate receiving ambulatory cases. However, because Beeston will be a privately owned facility, we will be able to accept clients on whatever basis we deem appropriate. This will allow us to give priority to special interest groups or user groups who negotiate special arrangements. Beeston's ability to provide a timely and highly demanded medical diagnostic imaging service will present these major institutional customers with the means for achieving appreciable cost savings.

Beeston's early development will be limited to the establishment of a facility located in either Vancouver, British Columbia, or Edmonton, Alberta, that will offer services provided by either a CT or MRI medical diagnostic imaging technique and produced by equipment selected from a specific group of CT and MRI scanners. (See Item 16. Description of Business - Principal Products and Services.) We believe that limiting Beeston's medical diagnostic imaging services to a facility offering either a CT or MRI medical diagnostic imaging technique during Beeston's early development stage will provide us with a basis for the accomplishment of Beeston's overall business plan of offering a variety of medical diagnostic imaging services at a number of facilities throughout British Columbia and Alberta. We expect to have Beeston's initial medical diagnostic imaging facility in place and ready to receive clients within the first three to six months of Beeston's second year of operation following the approval and closure of this offering. The business plan for Beeston's early development will comprise two phases covering Beeston's first year of operations following the approval and closure of this offering. It will involve the planning and developing of Beeston's initial facility, establishing relations with potential user groups, securing facilities and equipment, and raising additional funds to pay for the leasing of equipment, the leasing, preparing and equipping of facility space and to cover the initial operating costs of the facility.

Beeston estimates that it will have completed the sale of all of the stock offering pursuant to this prospectus by March 1, 2004, at which date Beeston will commence the initial phase of the business plan. The initial phase of Beeston's business plan will cover a period of approximately six months and will involve the completion of the following objectives within the following time frames:

(a) Determining the appropriate type of medical diagnostic imaging technique to use, either CT or MRI (See Item 16. - Principal Products and Services). This determination will be made over a period of approximately 30 days from March 1, 2004 to April 1, 2004.

(b) Determining the appropriate type of equipment that will comprise the medical diagnostic imaging system to be acquired by Beeston from the limited group of CT and MRI equipment selected by Beeston (See Item 16. Description of Business - Principal Products and Services). The decision as to which CT or MRI medical diagnostic imaging system Beeston will use at its initial facility will be made over a period of approximately 90 days from March 1, 2004 to June 1, 2004. This process will overlap with the period involved in the selection of the type of medical diagnostic imaging technique and with the period of time involved with the discussion and contract negotiation that will be carried on with the major institutional clients.

(c) Determining the facility requirements relating to the type of medical diagnostic imaging equipment selected and the most viable location for such a facility (See Item 16. Description of Business - Facilities). The determination of facility requirements will be made over a period of approximately 90 days from June 1, 2004 to August 30, 2004. It will be based in part on the determinations made during the previous 90 day period and in part on the results of the on going discussions and negotiation by Beeston's consultant with the major institutional clients. The determination of the city for the location of the initial facility will also be made during this same 90 day period.

(d) Assuring the ability of Beeston to comply with applicable regulations and codes established by various levels of governments which must be adhered to in order to obtain the approvals from these respective government authorities to operate a medical diagnostic imaging service business (See Item 16. Description of Business - Government Controls and Approvals). For the most part, these considerations will be addressed during the first 90 days of the initial phase of the business plan beginning on March 1, 2004. These considerations will, however, be under review right up until the initial facility is established as well as during its on going operation.

(e) Negotiating with the major institutional clients for a contract to provide medical diagnostic imaging services to their clients (See Item 16. Description of Business - Dependence on One or a Few Major Clients). Discussions with the major institutional clients will be carried out over a period of approximately 90 days from the beginning of the initial phase of the business plan on March 1, 2004. This will be for the purpose of assessing the medical diagnostic imaging needs of these potential clients, which assessments will be used in making the various determinations regarding a medical diagnostic imaging technique, a medical diagnostic imaging system and possible facility requirements and location. A further period of approximately 90 days, following this initial discussion period, will be used to carry out negotiations with the various major institutional clients with the intent of contracting to provide the selected medical diagnostic imaging services to one or more of these major institutional clients.

The second phase of Beeston's business plan will cover a period of approximately six months immediately following the initial phase of Beeston's business plan, commencing on September 1, 2004, and will involve the completion of the following objectives within the following time frames:

(a) Negotiating with manufacturers/suppliers for a lease or lease/purchase agreement for the medical diagnostic imaging equipment to be used in Beeston's initial facility (See Item 16. Description of Business - Sources and Availability of Equipment and Supplies). These negotiations with the manufacturers/suppliers of medical diagnostic imaging equipment will be carried out over a period of approximately 90 days from the commencement of phase two of the business plan on September 1, 2004. Beeston will select the manufacturers'/suppliers' proposal for the lease-to-purchase of its selected medical diagnostic imaging equipment which best meets all of Beeston's requirements. (See Item 16. Description of Business - Principal Products and Services). The proposal for the lease-to-purchase of the system will be conditional upon the provision of a "turn-key" package by the manufacturer/supplier and also upon Beeston obtaining the additional funding necessary to proceed further with the establishment of its initial facility.

(b) Negotiating for a lease of rental space for Beeston's initial facility (See Item 16. Description of Business - Facilities). In conjunction with the negotiation for a lease-to-purchase agreement for the medical diagnostic imaging system, the negotiations for a lease of rental space to accommodate the operation of its selected diagnostic imaging system will be carried out over the same period of approximately 90 days from the commencement of phase two of the business plan on September 1, 2004. The selection of a lease premise will also be made conditional upon Beeston being able to raise the additional funding necessary to proceed further with the establishment of its initial facility.

(c) Selecting and retaining the services of licensed medical practioners and radiological technicians (See Item 16. Description of Business - Employees) The actual hiring of staff for the initial facility will take place within the first three months of Beeston's second year of operation, however, Beeston's industry consultant will initiate the process of recruiting staff throughout phase two of Beeston's business plan.

(d) Setting a pricing structure for the various types of medical diagnostic imaging services to be provided (See Item 16. Description of Business - Competition and Competitive Strategy). Beeston will establish its fee schedule after consideration of the costs associated with the establishment of its initial facility, the fee schedules utilized by the Provincial Medical services Plans of either British Columbia or Alberta, and by the existing private clinics. The fee schedule will be finalized by the end of phase two of the business plan and before the initial facility is operational.

(e) Providing for additional funding necessary complete Beeston's business plan. Beeston anticipates having completed a determination of the costs of establishing its initial facility within approximately 90 days from the commencement of phase two of the business plan on September 1, 2004. Beeston believes the amount of additional funding that will be required to establish an operating medical diagnostic imaging facility will range from between $300,000 to $600,000, depending on the medical diagnostic imaging technique and related equipment that is selected for use in its initial facility. Beeston will commence its additional fund raising approximately 90 days into phase two of the business plan following the determination of additional funding requirements and anticipates having raised the additional funds required by the end of phase two of the business plan

Beeston currently does not have any funds for the leasing of equipment or facilities, or for the operating expenses of a medical diagnostic imaging facility. (See Item 4. Use of Proceeds.) All funds being raised from this offering are being used to accomplish the objectives set forth in both phase one and phase two of Beeston's business plan, with a significant portion of these funds to be raised from this offering being used to pay for the services of Beeston's industry consultant. (See Item 4. Use of Proceeds.)

While some of the aspects required to be considered in order to accomplish the various objectives of Beeston's business plan could be assessed using the knowledge, training and experience of Beeston's current management, the assessment and undertaking of many of these aspects for consideration will require the services of a consultant from within the industry. An industry consultant will provide Beeston with the knowledge and experience in the area of health care services under the provincial health care systems, and specifically, in the area of medical diagnostic imaging services. We believe that the utilization of the services of an industry consultant to undertake assessments and to provide recommendations and conclusions as well as to participate in and carry out negotiations on behalf of Beeston, will be necessary for Beeston to be successful in accomplishing all of the objectives of Beeston's business plan.

In view of the fact that Beeston will require the services of industry consultant throughout both phase one and phase two of Beeston's business plan, Beeston has acquired the services of Charles Ames, as a consultant, pursuant to a consulting agreement dated as of July 25, 2003, to assist Beeston during our early development, at such time as we shall require his services. Mr. Ames has 28 years experience in the medical services industry as a result of his work with the Department of Health for the Province of Saskatchewan, where he was responsible for the review and approval of planning and budgeting for staff, space and equipment requirements for government funded hospitals. He has agreed to provide whatever services are required, or to undertake whatever role is needed, to assist us in accomplishing the various objectives of Beeston's business plan. Mr. Ames agreement with Beeston provides for him to make his services available to Beeston for a period of one (1) year, with a renewal option for an additional one (1) year period. Mr. Ames will be paid monthly on a fee for services basis at a rate of $350 per day, and will work on an "as needed" basis with no minimum or maximum commitment or requirement. Mr. Ames agreement with Beeston may be terminated after the initial one (1) year period or at any time during the additional one (1) year renewal period by either party upon delivery of thirty (30) days written notice. Beeston will avail itself of Mr. Ames services at such time as this offering has been approved and closed. A copy of the consulting agreement is attached as Exhibit 99.1.

Beeston will limit the selection of the type of medical diagnostic imagery technique for use in Beeston's initial facility to either CT or MRI. The limited availability of the CT and MRI medical diagnostic imaging services in both British Columbia and Alberta, combined with the type of three dimensional imaging they each produce formed the basis for this decision. Each of the CT and MRI medical diagnostic imaging techniques has a number of different types of equipment and accessories plus different types of software packages that determine the capabilities of the overall system and the type of imaging procedures it is capable of performing. However, Beeston has also limited the number of CT and MRI scanners for consideration, depending on the type of medical diagnostic imaging technique selected. (See Item 16, Description of Business - Principal Products and Services) The decision by Beeston as to the type of medical diagnostic imaging technique we will use, either CT or MRI, and the related type of CT or MRI medical diagnostic imaging equipment and system configuration we will acquire, will be made by Beeston's industry consultant. We expect the decision on what type of medical diagnostic imaging services we plan to provide at Beeston's initial facility will be made within the first three months of Beeston's first year of operations following the approval and closure of this offering.

The determination of the location for Beeston's initial facility will involve various factors. However, we have limited the selection of a location to either Vancouver, British Columbia, or Edmonton, Alberta. Either of these two cities will provide for a larger potential client base and demand for medical diagnostic imaging services, and for access to a greater number of medical practioners and medical infrastructures, such as hospitals, to compliment such services. They will also provide a larger potential base for staff or amenities, which hopefully will attract staff to relocate. Suppliers of medical diagnostic imaging equipment and supplies as well as service technicians either reside in these two cities or have easy access to them. In addition, as Beeston intends to lease space for the establishment of its initial facility, the number and selection of appropriate lease spaces will be potentially greater in both of these cities. The decision as to the location of Beeston's initial facility will be made by Beeston's industry consultant, as part of the objectives of phase one of Beeston's business plan, within the first six months of its first year of operations following the approval and closure of this offering.

During this same initial six month period of phase one of Beeston's business plan ,Beeston's industry consultant will attempt to meet with representatives of each of the major institutional customers in each of the two provinces. These groups include: the British Columbia Medical Services Plans, the Alberta Health Plan, the Insurance Corporation of British Columbia, the Worker's Compensation Board of British Columbia, Alberta Health, Safety and Compensation, the British Columbia and Alberta Medical Associations, and a host of private insurance carriers. Beeston's industry consultant will endeavor to develop an interest in Beeston's initial facility with as many of these groups as possible. Beeston's industry consultant initial objective in meeting with these major institutional customers will not be to secure service contracts, but to determine areas of need and to build collaborative relationships for the purpose of assessing user demand and to conduct cost benefit analysis for various locations with specific medical diagnostic services and related equipment configurations.

By the end of the third month of phase one of Beeston's business plan, during its first year of operations following the approval and closure of this offering, we expect to have completed a sufficient part of. the first phase of Beeston's business plan which will permit us to proceed to negotiations for a contract for the provision of the specific medical diagnostic imaging services Beeston plans to provide. Beeston's industry consultant will rely on earlier discussions with the various major institutional customers to provide a basis to engage in negotiations for a contract for the provision of the medical diagnostic imaging services proposed for Beeston's initial facility. We will rely on Beeston's industry consultant during this negotiation period to present Beeston's plan for the initial facility. In the process, we will not only utilize his expertise in the technical aspects of the plan but also his knowledge of the administrative process of the applicable Provincial Medical Services Plan and the people responsible for its administration.

Beeston believes that the presentation of a plan for establishing a medical diagnostic imaging facility, funded by private funds, capable of providing a much needed service producing a three dimensional imaging product, at a fee competitive with that charged by publicly funded hospitals (See Item 16. Description of Business - Competition and Competitive Strategy), would be well received by all of the major institutional customers. For the Provincial Medical Services Plans, it will provide them with some much needed relief for the growing demand for such services, and for the other major institutional customers, it will provide them with a valuable cost saving measure. However, the fact that Beeston is still in its early development stage and has not yet established an operational medical diagnostic imaging facility could affect our ability to negotiate for a contract with a major institutional customer and we may not be able to obtain such a contract.

By the end of the sixth month of Beeston's first year of operation following the approval and closure of this offering, we expect to have accomplished all of the objectives of the initial phase of Beeston's business plan and to be ready to proceed with phase two of Beeston's business plan. During this period, we will make arrangements for the acquisition of the medical diagnostic imaging system Beeston plans to install in Beeston's initial facility. At this stage, Beeston's industry consultant will enter into discussions with the appropriate manufacturers/suppliers of the equipment for the purpose of obtaining the best equipment lease-to-purchase arrangement possible for Beeston, together with a "turn-key" package to prepare and equip the premises selected for Beeston's initial facility. To reduce the amount of additional funding necessary to establish an operational medical diagnostic imaging facility, we will use a lease-to-purchase arrangement to acquire the medical diagnostic imaging system. Our limited research indicates that many of the manufacturers have in-house leasing programs that are used as inducements for customers to purchase their equipment. (See Item 16. Description of Business - Principal Products and Services.)

The selection of either Vancouver, British Columbia, or Edmonton, Alberta, as the location for Beeston's initial facility will also involve a review and assessment of each city for the availability of suitable premises to lease. The determination of a location to lease for Beeston's initial facility will involve a number of considerations, including, the number of rental spaces available, local zoning laws and building codes (See Item 16. Description of Business -Government Controls and

Approvals), and the site requirements for the initial facility (See Item 16. Description of Business - Facilities). The selection of the city, and with it the determination of the availability of suitable lease spaces for Beeston's initial facility will require numerous reviews and assessments to be made of existing lease spaces by Beeston's industry consultant. This selection will be made by the end of the initial phase of Beeston's business plan, in the sixth month of Beeston's first year of operation following the approval and closure of this offering. In the following six month period, during the second phase of Beeston's business plan, Beeston's industry consultant will be further utilized to negotiate a lease of a specific rental space suitable for the medical diagnostic imaging system selected for use in Beeston's initial facility.

If Beeston does not raise at least 75% of the total amount of this offering, Beeston's officers and directors will, to the extent possible, conduct their own research and sourcing of facilities. Specifically, Mr. Smith, given his legal background, will provide the legal review on specifies of any lease agreements. In regard to the sourcing of rental space, in both British Columbia and Alberta, commercial real estate agents provide their time and expertise to the prospective lessees as part of their service to the lessors. The real estate agents will receive a commission from the lessor upon completion of a lease contract. No fees would be chargeable to Beeston. In addition, the manufacturer/supplier of the medical diagnostic imaging system will provide a final determination as to the suitability of a rental space before it will install the equipment as part of their "turn-key" package. Beeston's management will use all of these resources in their efforts to locate an appropriate rental space for Beeston's initial facility. However, this could delay, but not prevent, the completion of the second phase of Beeston's business plan. Because of the limited amount of time Beeston's management would have available at this stage of its development to conduct their own research and sourcing of facilities, it will take Beeston's management longer to complete such research and sourcing of facilities. As a result, the second phase of Beeston's business plan could be delayed by as much as one (1) to two (2) months. (See Item 4. Use of Proceeds.)

Beeston currently rents office space at Beeston's business address of #200-1687 West Broadway, Vancouver, British Columbia. These premises, comprising approximately 150 sq. ft. within an integrated office service, are rented from American Investments Ltd., an unaffiliated corporation, at a rent of $158 per month pursuant to a one-year lease, which commenced on September 1, 2002, and has been renewed for a period of one (1) year. Beeston has also acquired various computer and computer related equipment and furniture for use in performing ongoing administrative tasks. These current facilities will be sufficient for Beeston's current operations up until the time Beeston establishes its initial facility.

During the second phase of Beeston's business plan, approaching the end of Beeston's first years of operation, Beeston's management, with the assistance of Beeston's industry consultant, will have developed a budget and staffing plan for year two of Beeston's operation. The actual hiring of staff for the initial facility will occur within the first three months of Beeston's second year of operation, shortly before the commencement of operations at Beeston's initial facility, to allow a limited time for training. Beeston's industry consultant will establish the specific personnel requirements to operate the initial facility and will assist Beeston's management in the recruitment and selection of staff for the initial facility.

Based on the determinations made by Beeston's industry consultant during the initial phase of Beeston's business plan, the industry consultant will assist Beeston's management in developing a fee for services schedule for the initial facility. We have made limited enquiries into the government's pricing policies, and have found that they do not subsidize the medical diagnostic imaging procedures. From what we can determine, the prices charged third parties for diagnostic imaging services include pro-rata amounts for every aspect of the hospital's costs, including plant, equipment, financing costs, overhead, administration, staffing and all costs in general that a private enterprise would also incur. In the event that we are able to obtain a contract for Beeston's services with one of the major institutional customers, we believe it would be possible to offer a pricing policy equivalent to what government funded hospitals are charging and operate profitably. In addition, as a private facility, we would still be able to charge a premium in excess of the rate charged by government funded hospitals for those services provided to clients who do not want to wait in line for the services provided at those hospitals. (See Item 16, Description of Business - Competition and Competitive Strategy.)

By the end of the third month of phase two of Beeston's first year of operation following the approval and closure of this offering, Beeston's industry consultant will be expected to have completed a determination of all of the considerations for the establishment of Beeston's initial facility that will be necessary in order for Beeston to proceed with raising the additional funds required to set up and operate the initial facility. The amount of additional funding required by Beeston will depend on the determinations made by its industry consultant during phase one and the first three months of phase two of Beeston's business plan, the arrangements that will have been made and the requirements that will have to be satisfied, as a result of such determinations. These arrangements and requirements will include: the lease-to-purchase arrangements negotiated for the medical diagnostic imaging system for its facility; the lease arrangements, negotiated for lease space for its facility; the "turn-key" arrangement to prepare and equip its facility; staffing requirements and the related selection and recruitment of staff; and an estimate of the amount of funds required to cover the initial operating costs of Beeston's initial facility. While the exact amount cannot be determined until this stage of Beeston's business plan we estimate that the amount of additional funding that will be required to establish Beeston's initial medical diagnostic imaging facility will be between $300,000 and $600,000.

The range of the estimated amount of additional funding is based on information obtained by Beeston's management and Beeston's industry consultant from contracts with manufacturers/suppliers of medical diagnostic imaging systems. This estimated range of additional funding represents a range of the estimated initial costs of establishing a fully operational medical diagnostic imaging facility for a limited number of medical diagnostic imaging systems we have selected, plus an estimate of the amount of operating funds required for Beeston's initial facility. The lower end of this range is based on the costs of a CT system which we have determined to have the minimum acceptable diagnostic imaging capabilities for Beeston. The upper end of this range is based on the costs of an MRI system which we have determined to have the highest acceptable diagnostic imaging capabilities. Beeston intends to acquire a medical diagnostic imaging system under one of the lease-to-purchase agreements together with a "turn-key" arrangement provided by the manufacturers/suppliers. The estimated costs of each of the selected medical diagnostic imaging systems includes the costs of installation of the system and the training of staff in the use of the system, while the estimated costs of the "turn-key" arrangement includes the provision of all accessories and all preparations to the facility's premises as are necessary to create a fully operational medical diagnostic imaging facility. The cost of a medical diagnostic imaging system acquired under a lease-to-purchase arrangement will be payable monthly over a period of years, and the estimated cost of "turn-key" arrangement for a medical diagnostic imaging facility will be payable upon the facility becoming operational.

As stated previously, the estimated initial costs of establishing a fully operational medical diagnostic imaging facility for the various types of CT and MRI systems being considered by Beeston are based on a lease-to-purchase arrangement having a three (3) year term, with a zero buy-back option and an interest rate of 7.35 percent per annum, under which the monthly payments are estimated to be between $18,000 and $52,000, plus a one time payment under a "turn-key" arrangement estimated to be between $114,000 and $380,000. An increase in the length of the term and/or the buy-back percentage and/or a decrease in the interest rate charged will reduce the range of the monthly payments under the lease-to-purchase agreement. (See Item 16. Description of Business - Principal Products and Services.) The operating funds required by Beeston once the medical diagnostic imaging facility is operational are estimated to be $168,000.

We believe that the plan Beeston will present for the establishment of a private medical diagnostic imaging facility, supported by a contract with a major institutional customer for the provision of the services it plans to offer at such a facility, will satisfy the requirements of institutional and/or private lenders, as well as investors for providing the financing needed to set up and operate Beeston' initial facility. In the event that we are unable to obtain a contract for the provision of the services planned for Beeston's initial medical diagnostic imaging facility. We will still pursue additional financing for the purpose of completing the establishment and operation of the initial medical diagnostic imaging facility. In both British Columbia and Alberta, there are private medical diagnostic imaging facilities operating without any contract with a major institutional customer. Also in Alberta, the Alberta Health Plan will also pay a portion - equal to the fee permitted to be charged by the public hospitals - to any of their clients who choose to use a private clinic, with the clients being obligated to pay only the difference between the fee charged by public hospitals and the fee charged by the private clinic. However, the absence of a contract for these services could affect our ability to obtain the additional funds required to set up and operate Beeston's initial medical diagnostic imaging facility.

In order to keep Beeston's operating costs to a minimum, Beeston's officers and directors will provide their services at no charge and will pay for their own travel costs incurred as a result of any meetings or other activity that require their presence in their capacity as officers and directors of Beeston during the initial and second phases of Beeston's business plan. After Beeston's initial facility is open, Beeston's officers and directors will play an integral role in the day-to-day operations. Several of Beeston's officers and directors have relevant medical experience, and others have sales and customer service experience, as well as administrative expertise. Beeston will review the position taken on the reimbursement of costs incurred by officers and directors in performing services on behalf of Beeston, once the initial facility is operational.

To date, all of Beeston's officers and directors have provided a total of $21,037 in funding to Beeston in the form of various non-interest demand loans. (See Item 19. - Certain Relationships and Related Transactions.) Beeston has no agreements with any of its officers and directors for the provision of additional funding.

Beeston has no plans to expand outside Canada at this time.

Expenditures

The following chart provides an overview of Beeston's budgeted expenditures by major area of activity, for the twelve (12) month period upon effectiveness of this registration statement.

Expenditure Item	Amount
Legal and Accounting Fees	$15,000
Consulting Expenses	40,000
Travel Expenses	5,000
Office Expenses	4,000
Marketing Expenses	7,000
Communication Expenses	2,000
Miscellaneous Administrative Costs	2,000
Total Budgeted Expenditures	$75,000

Legal and Accounting Fees: This item refers to normal legal and accounting costs associated with maintaining a publicly traded company including any legal and accounting costs associated with a listing on a public exchange. Beeston expects to be making these expenditures throughout the first year of Beeston's operation.

Consulting Expenses: This item refers to the cost of retaining the services of an industry consultant to assist Beeston in completing and implementing our business plan. Beeston expects to be making these expenditures after the effectiveness of this registration and on throughout the first year of Beeston's operation. If Beeston is not successful in selling at least 75% of this offering Beeston will be limited as to the amount Beeston can pay for consulting, and its officers and directors will have to undertake that task themselves at no cost to Beeston. As previously stated, Beeston has no agreement with its officers and directors for the provision by them of any consulting services, and to the extent they are unable, for any reason whatsoever, to undertake this task, Beeston may be unable to continue with its business operations.

Travel Expenses: This item refers to the cost of travel, room rentals and out-of-pocket expenses associated with conducting meetings with user groups and facilities and equipment suppliers. This item will be limited substantially if Beeston is unsuccessful at selling at least 75% of its offering, however, Beeston's officers and directors will then pay for their own such costs. Beeston anticipates making these expenditures over the first year of Beeston's operation.

Office Expenses: This item refers to office rent of $158 per month, office supplies, postage, photocopying and other items required to operate an office during Beeston's first year of operation.

Marketing Expenses: This item refers to the cost of advertising and promotion relating to the product and services to be provided by Beeston.

Communication Expenses: This expense item refers to telephone, courier, facsimile and service charges. If Beeston is not successful in selling at least 75% of its offering, Beeston's officers and directors will have to pay for their own such costs. Beeston will be making these expenditures on a consistent basis throughout the first year of Beeston's operation.

Miscellaneous Administrative Costs. This item refers to any small miscellaneous costs that have not otherwise been listed - such as transfer agent fees, bank service charges or other sundry items. If Beeston is not successful in selling at least 75% of its offering, Beeston's officers and directors will have to pay for their own such costs. Beeston expects to be incurring these costs throughout the first year of Beeston's operation.

The above expenditure items represent Beeston's estimate of the costs to complete phase one and two of its business plan, covering a period of approximately twelve (12) months. In addition to the above expenses, as part of phase two of Beeston's business plan, Beeston will have to raise additional funding estimated to be between $300,000 and $600,000. The actual amount of additional funding is currently unknown, and will have to be determined under phase two. The proceeds from the additional funding, plus any unallocated funds remaining from the sale of Beeston's stock to existing stockholders, as well as debt financing from Beeston's officers and directors, will be used to bring into effect all of the agreements negotiated by Beeston relating to the lease-to-purchase arrangement and the "turn-key" arrangement with a manufacturer/supplier of the equipment, the lease of rental space, the hiring of staff, and the provision of an operating fund for Beeston's initial medical diagnostic imaging facility.

Item 18. Description of Property

Beeston's principal place of business and corporate offices are located at #200-1687 West Broadway, Vancouver, British Columbia, Canada V6J 1X2. These premises, comprising approximately 150 sq. ft. within an integrated office service, are rented from American Investments Ltd., an unaffiliated corporation, at a rent of $158 per month pursuant to a one-year lease, which commenced on September 1, 2002, and is renewable for a period of one year. Beeston does not own any property, real or otherwise, except for a computer and some related office equipment having a total value of approximately $3,335, which Beeston purchased for use in the day-to-day business activities.

Beeston does not have any investments or interests in any real estate. Beeston also does not invest in real estate mortgages, nor does Beeston invest in securities of, or interests in, persons primarily engaged in real estate activities.

Item 19. Certain Relationships and Related Transactions

The directors of Beeston may be considered promoters pursuant to Rule 405 of the Securities Act of 1933. With the exception of the directors, there are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive assets, services or other consideration from Beeston. No assets will be or are expected to be acquired from any promoter on behalf of Beeston. Beeston has not entered into any agreements that require disclosure to its shareholders.

Except as otherwise set forth, none of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with Beeston or in any presently proposed transaction that has or will materially affect it:

  Any of the directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;

  Any of the promoters;

  Any relative or spouse of any of the foregoing persons who have the same house as such person.

  Brian Smith has loaned Beeston a total of $23,537 since its inception of July 22, 1999. A portion of this loan, which had been used to cover the incorporation and set-up costs of the Company in the amount of $3,500, was repaid to Mr. Smith prior to December 31, 2002. During the period from December 31, 2002 to September 30, 2003, Cindy Watt, Nicole Price and Michael Upham each loaned the amount of $3000 to Beeston and the Company paid back a portion of its loan from Mr. Smith in the amount of $8000, leaving a balance of $12,037 owing to Mr. Smith, and $3000 to each of Ms. Watt, Ms. Price and Mr. Upham. All of the loans owing to Mr. Smith, Ms. Watt, Ms. Price and Mr. Upham remain outstanding as non-interest bearing demand loans, which will be available to the Company, to the extent required, to cover any expenditures of the Company during the period covered by this registration statement. None of the proceeds from the company's offering are expected to be used to repay any loans set forth under this Item 19.

  Item 20. Market for Common Equity and Related Stockholder Matters

  No Public Market for Common Stock

  There is presently no public market for Beeston's common stock. Beeston anticipates applying for trading of its common stock on the OTC Bulletin Board, upon the effectiveness of the registration statement of which this prospectus forms a part. However, Beeston can provide no assurance that the shares will be traded on the OTC Bulletin Board or if traded, that a public market will materialize.

  Holders of the Common Stock

  As of the date of this registration statement, Beeston has thirty-seven (37) shareholders of record owning Beeston common stock.

  Rule 144 Shares

  A total of 1,700,000 shares of the common stock of Beeston will be available for resale to the public when this registration statement becomes effective, in accordance with the volume and trading limitations of Rule 144. In general, under Rule 144 as currently in effect, an officer, director or owner of 10% or more of common stock who has beneficially owned shares of a company's common stock for at least two years is entitled to sell within any three month period a number of shares that does not exceed the greater of:

    1% of the number of shares of Beeston's common stock then outstanding which will equal approximately 50,750 shares as of the date of this prospectus; or

    the average weekly trading volume of Beeston's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Beeston.

  Under Rule 144(k), a person who is not one of Beeston's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Stock Option Grants

  To date, Beeston has not granted any stock options.

  Registration Rights

  Beeston has not granted registration rights to the selling shareholders or to any other persons.

  Dividends

  There are no restrictions in Beeston's Articles of Incorporation or bylaws that prevent Beeston from declaring dividends. The Nevada Revised Statutes, however, do prohibit it from declaring dividends where, after giving effect to the distribution of the dividend:

    Beeston would not be able to pay its debts as they become due in the usual course of business; or

    Beeston's total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

  Beeston has not declared any dividends, and does not plan to declare any dividends in the foreseeable future.

  Item 21. Executive Compensation

  Beeston's executive officers have not received and are not accruing any compensation.

  Item 22. Financial Statements

  The following financial statements of Beeston are included herewith:

  Audited Financial Statements for September 30, 2003, December 31, 2001, and December 31, 2002.

  BEESTON ENTERPRISES, LTD.

  (A DEVELOPMENT STAGE COMPANY)

  FINANCIAL STATEMENTS

  SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

Page Number

INDEPENDENT ACCOUNTANT'S REPORT . . . . . . . . . . . . . . . . . . . . .	1

FINANCIAL STATEMENT

Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2

Statements of Operations and Deficit Accumulated During the Development Stage . . . .	3

Statement of Changes in Stockholders' Equity . . . . . .	4

Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . .	5

Notes to the Financial Statements . . . . . . . . . . . . . . .	6-8

David E. Coffey,	6767 W. Tropicana Ave., Suite 216, Las Vegas, NV 89103
Certified Public Accountant	Phone (702) 871-3979 FAX (702) 671-6769

  INDEPENDENT ACCOUNTANT'S REPORT

  To the Board of Directors and Stockholders

  of Beeston Enterprises Ltd.

  Las Vegas, Nevada

      I have audited the accompanying balance sheets of Beeston Enterprises Ltd. (a development stage company) as of September 30, 2003, and December 31, 2002 and the related statements of operations, cash flows, and changes in stockholders' equity for the periods then ended, as well as the cumulative period from July 12, 1999, (date of inception) to September 30, 2003. These statements are the responsibility of Beeston Enterprises, Ltd.'s management. My responsibility is to express an opinion on these financial statements based on my audit.

      I conducted my audit in accordance with auditing standards generally accepted in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

      In my opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Beeston Enterprises Ltd. as of September 30, 2003 and December 31, 2002 and the results of operations, cash flows, and changes in stockholders' equity for the periods then ended, as well as the cumulative period from July 12, 1999, in conformity with accounting principles generally accepted in the United States.

  David E. Coffey, C.P.A.

  Las Vegas, Nevada

  November 6, 2003

  BEESTON ENTERPRISES LTD.

  (A DEVELOPMENT STAGE COMPANY)

  BALANCE SHEETS

	September 30, 2003	December 31, 2002
	---------------------	-------------------
ASSETS

Cash	$418	$18,899
Prepaid expenses	0	2,280
Notes receivable	20,501	20,000
Interest receivable	1,016	5
Deposits	188	159
Office equipment, net of accumulated
depreciation of $725 and $169, respectively	3,081	3,202
	---------------------	-------------------
Total Assets	$25,204	$44,545
	============	===========

LIABILITIES & STOCKHOLDERS' EQUITY

Accounts payable	$1,174	$0
Loans from stockholders	21,037	20,037
	---------------------	-------------------
Total Liabilities	22,211	20,037

Stockholders' Equity
Common stock, authorized 100,000,000
shares at $.001 par value, issued and
outstanding 5,075,000 shares and
1,700,000 shares, respectively	5,075	5,075
Additional paid-in capital	30,375	30,375
Deficit accumulated during the
development stage	(32,457)	(10,942)
	---------------------	-------------------
Total Stockholders' Equity	2,993	24,508

Total Liabilities and Stockholders' Equity	$25,204	$44,545
	============	===========

  The accompanying notes are an integral part of

  these financial statements

  BEESTON ENTERPRISES LTD.

  (A DEVELOPMENT STAGE COMPANY)

  STATEMENTS OF OPERATIONS AND DEFICIT

  ACCUMULATED DURING THE DEVELOPMENT STAGE

  (With Cumulative Figures From Inception)

	Nine months ended Sept. 30, 2003	Year ended December 31, 2002	From Inception, July 12, 1999 to Sept. 30, 2003
	--------------------	-----------------------	-------------------------
Interest income	$1,512	$5	$1,517

Expenses
Organizational expenses	0	0	1,375
Consulting	366	5,000	5,691
Office expenses	1,736	622	2,358
Rent	1,917	712	2,629
Repairs and maintenance	166	185	351
Licenses and fees	0	1,537	1,537
Outside services	1,738	0	1,738
Travel	0	303	303
Depreciation	556	169	725
Professional fees	16,548	719	17,267
	--------------------	-----------------------	-------------------------
Total expenses	23,027	9,247	33,974

Net loss	(21,515)	(9,242)	$(32,457)
			==============

Retained earnings,
beginning of period	(10,942)	(1,700)
	--------------------	-----------------------
Deficit accumulated during
the development stage	$(32,457)	$(10,942)
	===========	=============

Earnings (loss) per share,
assuming dilution,
Net loss	$0.00	$(0.01)	$(0.01)
	===========	=============	==============
Weighted average shares
outstanding	5,075,000	1,839,583	2,354,082
	===========	=============	==============

  The accompanying notes are an integral part of

  these financial statements.

  BEESTON ENTERPRISES LTD.

  (A DEVELOPMENT STAGE COMPANY)

  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

  FROM JULY 12, 1999, (Date of Inception) TO SEPTEMBER 30, 2003

	Common Stock		Additional Paid-in Capital	Deficit accumul- dated during the development stage	Total
	Shares	Amount
	----------------	----------	-------------	----------------------	----------
Balance, July 12, 1999	0	$0	$0	$0	$0

Issuance of common stock for cash,
September 9, 1999	1,700,000	1,700	0	0	1,700
Less net loss	0	0	0	(1,700)	(1,700)
	----------------	----------	-------------	----------------------	----------
Balance, December 31, 1999	1,700,000	1,700	0	(1,700)	0

Less net loss	0	0	0	0	0
	----------------	----------	-------------	----------------------	----------
Balance, December 31, 2000	1,700,000	1,700	0	(1,700)	0

Less net loss	0	0	0	0	0
	----------------	----------	-------------	----------------------	----------
Balance, December 31, 2001	1,700,000	1,700	0	(1,700)	0

Issuance of common stock for cash, December 30, 2002	3,375,000	3,375	30,375	0	33,750

Less net loss	0	0	0	(9,242)	(9,242)
	----------------	----------	-------------	----------------------	----------
Balance, December 31, 2002	5,075,000	$5,075	$30,375	$(10,942)	$24,508

Less net loss	0	0	0	(21,515)	(21,515)
	---------------	----------	------------	---------------------	-----------
Balance, September 30, 2003	5,075,000	$5,075	$30,375	$(32,457)	$2,993
	========	=====	=======	============	======

  The accompanying notes are an integral part of

  these financial statements

  BEESTON ENTERPRISES LTD.

  (A DEVELOPMENT STAGE COMPANY)

  STATEMENTS OF CASH FLOWS

  (With Cumulative Figures From Inception)

	Nine months ended Sept. 30, 2003	Year ended December 31, 2002	From Inception, July 12, 1999, to Sept. 30, 2003
	----------------	------------	----------------------
CASH FLOWS PROVIDED BY
OPERATING ACTIVITIES
Net Income (Loss)	$(21,515)	$(9,242)	$(32,457)
Adjustments to reconcile net loss to
cash used by operating activity
Depreciation	556	169	725
Increase in accounts payable	1,174	0	1,174
Increase in prepaid expenses	2,280	(2,280)	0
Increase in deposits	(29)	(159)	(188)
Increase in interest receivable	(1,011)	(5)	(1,016)
Increase in loans from stockholders	1,000	20,037	21,037
	----------------	------------	----------------------
NET CASH PROVIDED BY
OPERATING ACTIVITIES	(17,545)	8,520	(10,725)

CASH FLOWS USED BY
INVESTING ACTIVITIES
Purchase of office equipment	435	3,371	3,806
Notes receivable	501	20,000	20,501
	----------------	------------	----------------------
NET CASH USED BY
INVESTING ACTIVITIES	936	23,371	24,307

CASH FLOWS FROM FINANCING
ACTIVITIES
Sale of common stock	0	3,375	5,075
Additional paid-in capital	0	30,375	30,375
	----------------	------------	----------------------
NET CASH PROVIDED BY
FINANCING ACTIVITIES	0	33,750	35,450
	----------------	------------	----------------------
NET INCREASE IN CASH	(18,481)	18,899	$418
			============
CASH AT BEGINNING OF PERIOD	18,899	0
	----------------	------------
CASH AT END OF PERIOD	$418	$18,899
	=========	=======

  The accompanying notes are an integral part of

  these financial statements.

  BEESTON ENTERPRISES LTD

  (A DEVELOPMENT STAGE COMPANY)

  NOTES TO THE FINANCIAL STATEMENTS

  SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

  NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company was incorporated on July 12, 1999, under the laws of the State of Nevada. The business purpose of the Company is to provide medical diagnostic imaging services to individuals in British Columbia and Alberta, Canada.

  The Company will adopt accounting policies and procedures based upon the nature of future transactions.

  NOTE B OFFICE EQUIPMENT

  The cost of office computer equipment is capitalized and depreciated over the useful life of the asset using the straight-line method. The estimated useful life of the equipment is 60 months. Repairs which extend the life of an asset are capitalized and repairs which do not extend asset lives are expensed as incurred.

  NOTE C EARNINGS (LOSS) PER SHARE

  Basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued. Since the Company has no common shares that are potentially issuable, such as stock options, convertible securities or warrants, basic and diluted EPS are the same.

  NOTE D SALE OF COMMON STOCK

  On September 9, 1999 the Company sold 1,700,000 shares of its common stock at $.001 per share for $1,700. The proceeds were used for working capital.

  On December 30, 2002, the Company issued 3,375,000 shares of its common stock at $.01 per share for $33,750 cash. The net proceeds of the sale were to be used for working capital and to develop the medical diagnostic imaging services business.

  BEESTON ENTERPRISES LTD.

  (A DEVELOPMENT STAGE COMPANY)

  NOTES TO THE FINANCIAL STATEMENTS

  SEPTEMBER 30, 2003 AND ECEMBER 31, 2002

  (continued)

  NOTE E OFFERING COSTS

  Offering costs are reported as a reduction in the amount of paid-in capital received for sale of new shares of stock. Where an offering includes shares owned by existing shareholders, offering costs allocable to those shares are expensed as incurred.

  NOTE F OFFICE LEASE

  On August 30, 2002, the Company entered into a one-year lease of office space. Rental payments of CDN$250 are made monthly with a deposit of the last month rent required at lease signing. The lease was extended for one more year from September 1, 2003.

  NOTE G LOANS FROM STOCKHOLDERS

  On December 27, 2002, a stockholder loaned the Company $20,000 on its unsecured note, payable on demand, with no interest required. That loan plus an unpaid balance of $37 (from a similar loan made earlier), less $8,000 repaid, left a balance of $12,037 due that stockholder. Additional loans from other stockholders totaling $9,000 brought the Company's liability to stockholders to $21,037 as of as of September 30, 2003. The loan proceeds were to be used for working capital.

  NOTE H EXECUTIVE COMPENSATION

  Compensation to the executive officers is not being accrued. The compensation expenses will be recorded for the fair value of services once the Company commences its revenue generating operations.

  NOTE I SUBSEQUENT EVENTS

  The Company is preparing an SB-2A offering to sell 4,125,000 shares of its common stock at $.10 per share for a total of $412,500. This offering includes 3,375,000 shares owned by existing shareholders and 750,000 shares will be newly-issued by the Company. The offering costs allocable to shares owned by existing shareholders will be expensed when incurred.

  BEESTON ENTERPRISES LTD.

  (A DEVELOPMENT STAGE COMPANY)

  NOTES TO THE FINANCIAL STATEMENTS

  SEPTEMBER 30, 2003 AND ECEMBER 31, 2002

  (continued)

  NOTE J NOTES RECEIVABLE

  The Company has two notes receivable for $10,501 and $10,000. The notes are unsecured and bear interest at 10 percent due at maturity. The $10,501 note is due March 31, 2004 and the $10,000 note was due September 30, 2003. The note with the accrued interest has been extended to June 30, 2004.

  BEESTON ENTERPRISES, LTD.

  (A DEVELOPMENT STAGE COMPANY)

  FINANCIAL STATEMENTS

  DECEMBER 31, 2002 AND DECEMBER 31, 2001

Page Number

INDEPENDENT ACCOUNTANT'S REPORT . . . . . . . . . . . . . . . . . . . . . . . . . .	1

FINANCIAL STATEMENT

Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2

Statements of Operations and Deficit Accumulated During the Development Stage . . . . . .	3

Statement of Changes in Stockholders' Equity . . . . . . .	4

Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . .	5

Notes to the Financial Statements . . . . . . . . . . . . . . . . .	6-7

David E. Coffey,	6767 W. Tropicana Ave., Suite 216, Las Vegas, NV 89103
Certified Public Accountant	Phone (702) 871-3979 FAX (702) 671-6769

  INDEPENDENT ACCOUNTANT'S REPORT

  To the Board of Directors and Stockholders

  of Beeston Enterprises Ltd.

  Las Vegas, Nevada

  I have audited the accompanying balance sheets of Beeston Enterprises Ltd. (a development stage company) as of December 31, 2002 and December 31, 2001 and the related statements of operations, cash flows, and changes in stockholders' equity for the years then ended, as well as the cumulative period from July 12, 1999, (date of inception) to December 31, 2002. These statements are the responsibility of Beeston Enterprises, Ltd.'s management. My responsibility is to express an opinion on these financial statements based on my audit.

  I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

  In my opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Beeston Enterprises Ltd. As of December 31, 2002 and December 31, 2001 and the results of operations, cash flows, and changes in stockholders' equity for the years then ended, as well as the cumulative period from July 12, 1999, in conformity with generally accepted accounting principles.

  David E. Coffey, C.P.A.

  Las Vegas, Nevada

  February 17, 2003

  BEESTON ENTERPRISES LTD.

  (A DEVELOPMENT STAGE COMPANY)

  BALANCE SHEETS

	December 31, 2002	December 31, 2001
	---------------------	-------------------
ASSETS

Cash	$18,899	$0
Prepaid expenses	2,280	0
Notes receivable	20,000	0
Interest receivable	5	0
Deposits	159	0
Office equipment, net of accumulated
depreciation of $169	3,202	0
	---------------------	-------------------
Total Assets	$44,545	$0
	============	===========

LIABILITIES & STOCKHOLDERS' EQUITY

Loans from stockholders	$20,037	$0
	---------------------	-------------------
Total Liabilities	20,037	0

Stockholders' Equity
Common stock, authorized 100,000,000
shares at $.001 par value, issued and
outstanding 5,075,000 shares and
1,700,000 shares, respectively	5,075	1,700
Additional paid-in capital	30,375	0
Deficit accumulated during the
development stage	(10,942)	(1,700)
	---------------------	-------------------
Total Stockholders' Equity	24,508	0

Total Liabilities and Stockholders' Equity	$44,545	$0
	============	===========

  The accompanying notes are an integral part of

  these financial statements

  BEESTON ENTERPRISES LTD.

  (A DEVELOPMENT STAGE COMPANY)

  STATEMENTS OF OPERATIONS AND DEFICIT

  ACCUMULATED DURING THE DEVELOPMENT STAGE

  (With Cumulative Figures From Inception)

	Year ending December 31,		From Inception, July 12, 1999 to Dec. 31, 2003
	2002	2001
	--------------------	-----------------------	-------------------------
Interest income	$5	$0	$5

Expenses
Organization expenses	0	0	1,375
Consulting	5,000	0	5,325
Office expenses	622	0	622
Rent	712	0	712
Repairs and maintenance	185	0	185
Licenses and fees	1,537	0	1,537
Travel	303	0	303
Depreciation	169	0	169
Professional fees	719	0	719
	--------------------	-----------------------	-------------------------
Total expenses	9,247	0	10,947

Net loss	(9,242)	0	$(10,942)
			==============

Retained earnings,
beginning of period	(1,700)	(1,700)
	--------------------	-----------------------
Deficit accumulated during
the development stage	$(10,942)	$(1,700)
	===========	=============

Earnings (loss) per share,
assuming dilution,
Net loss	$(0.01)	$0.00	$(0.01)
	===========	=============	==============
Weighted average shares
outstanding	1,839,583	1,700,000	1,741,875
	===========	=============	==============

  The accompanying notes are an integral part of

  these financial statements.

  BEESTON ENTERPRISES LTD.

  (A DEVELOPMENT STAGE COMPANY)

  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

  FROM JULY 12, 1999, (Date of Inception) TO DECEMBER 31, 2002

	Common Stock		Additional Paid-in Capital	Deficit accumul- ated during the development stage	Total
	Shares	Amount
	----------------	----------	-------------	----------------------	----------
Balance, July 12, 1999	0	$0	$0	$0	$0

Issuance of common stock for cash,
September 9, 1999	1,700,000	1,700	0	0	1,700
Less net loss	0	0	0	(1,700)	(1,700)
	----------------	----------	-------------	----------------------	----------
Balance, December 31, 1999	1,700,000	1,700	0	(1,700)	0

Less net loss	0	0	0	0	0
	----------------	----------	-------------	----------------------	----------
Balance, December 31, 2000	1,700,000	1,700	0	(1,700)	0

Less net loss	0	0	0	0	0
	----------------	----------	-------------	----------------------	----------
Balance, December 31, 2001	1,700,000	1,700	0	(1,700)	0

Issuance of common stock for cash, December 30, 2002	3,375,000	3,375	30,375	0	33,750

Less net loss	0	0	0	(9,242)	(9,242)
	----------------	----------	-------------	----------------------	----------
Balance, December 31, 2001	5,075,000	$5,075	$30,375	$(10,942)	$24,508
	=========	=====	=======	============	=====

  The accompanying notes are an integral part of

  these financial statements

  BEESTON ENTERPRISES LTD.

  (A DEVELOPMENT STAGE COMPANY)

  STATEMENTS OF CASH FLOWS

  (With Cumulative Figures From Inception)

	Year ending December 31		From Inception July 12, 1999 to Dec. 31, 2002
	2002	2001
	----------------	------------	----------------------
CASH FLOWS PROVIDED BY
OPERATING ACTIVITIES
Net Income (Loss)	$(9,242)	$0	$(10,942)
Adjustments to reconcile net loss to
cash used by operating activity
Depreciation	169	0	169
Increase in prepaid expenses	(2,280)		(2,280)
Increase in deposits	(159)	0	(159)
Increase in interest receivable	(5)	0	(5)
Increase in loans from stockholders	20,037	0	20,037
	----------------	------------	----------------------
NET CASH PROVIDED BY
OPERATING ACTIVITIES	8,520	0	6,820

CASH FLOWS USED BY
INVESTING ACTIVITIES
Purchase of office equipment	3,371	0	3,371
Notes receivable	20,000	0	20,000
	----------------	------------	----------------------
NET CASH USED BY
INVESTING ACTIVITIES	23,371	0	23,371

CASH FLOWS FROM
FINANCING ACTIVITIES
Sale of common stock	3,375	0	5,075
Additional paid-in capital	30,375	0	30,375
	----------------	------------	----------------------
NET CASH PROVIDED BY
FINANCING ACTIVITIES	33,750	0	35,450
	----------------	------------	----------------------
NET INCREASE IN CASH	18,899	0	$18,899

CASH AT BEGINNING OF PERIOD	0	0
	----------------	------------
CASH AT END OF PERIOD	$18,899	$0
	=========	=======

  The accompanying notes are an integral part of

  these financial statements.

  BEESTON ENTERPRISES LTD

  (A DEVELOPMENT STAGE COMPANY)

  NOTES TO THE FINANCIAL STATEMENTS

  DECEMBER 31, 2002 AND DECEMBER 31, 2001

  NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company was incorporated on July 12, 1999, under the laws of the State of Nevada. The business purpose of the Company is to provide medical diagnostic imaging services to individuals in British Columbia and Alberta, Canada.

  The Company will adopt accounting policies and procedures based upon the nature of future transactions.

  NOTE B OFFICE EQUIPMENT

  The cost of office computer equipment is capitalized and depreciated over the useful life of the asset using the straight-line method. The estimated useful life of the equipment is 60 months. Repairs which extend the life of an asset are capitalized and repairs which do not extend asset lives are expensed as incurred.

  NOTE C EARNINGS (LOSS) PER SHARE

  Basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued. Since the Company has no common shares that are potentially issuable, such as stock options, convertible securities or warrants, basic and diluted EPS are the same.

  NOTE D SALE OF COMMON STOCK

  On September 9, 1999 the Company sold 1,700,000 shares of its common stock at $.001 per share for $1,700. The proceeds were used for working capital.

  On December 30, 2002, the Company issued 3,375,000 shares of its common stock at $.01 per share for $33,750 cash. The net proceeds of the sale are to be used for working capital and to develop the medical diagnostic imaging services business.

  NOTE E OFFERING COSTS

  Offering costs are reported as a reduction in the amount of paid-in capital received for sale of the shares of stock.

  NOTE F OFFICE LEASE

  On August 30, 2002, the Company entered into a one-year lease of office space. Rental payments of $158 are made monthly with a deposit of the last month rent required at lease signing.

  NOTE G LOANS FROM STOCKHOLDERS

  On December 27, 2002, a stockholder loaned the Company $20,000 on its unsecured note, payable on demand, with no interest required. That loan plus an unpaid balance of $37 from a similar loan made earlier form the total liability to stockholders of $20,037 as of December 31, 2002.

  BEESTON ENTERPRISES LTD

  (A DEVELOPMENT STAGE COMPANY)

  NOTES TO THE FINANCIAL STATEMENTS

  DECEMBER 31, 2002 AND DECEMBER 31, 2001

  NOTE H EXECUTIVE COMPENSATION

  Compensation to the executive officers is not being accrued. The compensation expenses will be recorded for the fair value of services once the Company commences its revenue generating operations.

  Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

  None, not applicable.

  Until _____, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 24. Indemnification of Directors and Officers

  Beeston's officers and directors are indemnified as provided by the Nevada Revised Statutes and the Articles of Incorporation and the bylaws of the Company.

  Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Beeston' Articles of Incorporation do not specifically limit the directors' immunity. Excepted from that immunity are: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the unlawful payment of distributions.

  Beeston's Articles of Incorporation provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of Beeston, or is or was serving at the request of Beeston as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith; that such right of indemnification shall be a contract right which may be enforced in any manner desired by such person; that such right of indemnification shall not be exclusive to any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under the Articles of Incorporation.

  Beeston's Articles of Incorporation provide further that the expenses of such officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by Beeston as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by Beeston.

  Beeston's bylaws, as authorized by its Articles of Incorporation, also provide for the fullest indemnification of its officers and directors as permitted by the laws of the State of Nevada with identical provisions for indemnifications as set forth in Beeston's Articles of Incorporation.

  Item 25. Other Expenses of Issuance and Distribution

  The estimated costs of this offering are as follows:

Auditors Fees	$4,000.00
Transfer Agent Fees	1,300.00
Registration Fees	37.95
Attorney Fees	12,000.00
Total	$17,337.95

  Beeston is paying all of the expenses of the offering listed above.

  Item 26. Recent Sales of Unregistered Securities

  Beeston has sold securities within the past three years without registering the securities under the Securities Act of 1933 on two separate occasions.

  Beeston sold one (1) share from its authorized share capital of 25,000 common stock, no par value, to Mr. Brian Smith on July 14, 1999. On September 9, 1999, the Articles of Incorporation of Beeston were altered to provide for an authorized share capital of 100,000,000 shares of common stock, $0.001 par value. On this same date of September 9, 1999, the one (1) share of common stock, no par value, issued to Mr. Brian Smith was surrendered to Beeston for $0.01 for redemption and cancellation, and concurrently therewith, 425,000 shares of common stock, $0.001 par value, were sold to each of Mr. Brian Smith, Ms. Cindy Watt, Ms. Nicole Price and Mr. Michael Upham for $0.001 per share. The securities were sold in reliance on section 4(2) of the Securities Act of 1933, since they were not sold in a public offering. All of these shareholders continue to be subject to Rule 144 of the Securities Act of 1933.

  During the period from September 30, 2002 to December 31, 2002, a private placement offering was completed, under which 3,375,000 shares of common stock were sold at a price of $0.01 per share to 33 shareholders for a total of $33,750. No underwriters were used, and no commissions or other remuneration were paid except to Beeston. The securities were sold in reliance on Rule 504, Regulation D of the Securities Act of 1933. Beeston qualified for an exemption from registration under Rule 504 since it is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Act of 1933, was and is not an investment company, it had a specific business plan at the time it sold the securities, it was not a blank check company, as that term is defined in Rule 419(a)(2) of Regulation C or Rule 504 (a)(3) of Regulation D of the Securities Act of 1933, and the aggregate offering price was less than $1,000,000. All of these shareholders continue to be subject to Rule 144 of the Securities Act of 1933. See the shareholder table found in Item 7, Selling Security Holders, above.

  Item 27. Exhibits
3.1	Articles of Incorporation	Previously Filed
3.2	Certificate of Amendment of Articles of Incorporation	Previously Filed
3.3	Bylaws	Previously Filed
5	Legal Opinion regarding Tradability	Previously Filed
10	Office Lease	Previously Filed
23.1	Consent of Accountant	Included
23.2	Consent of Attorney	Previously Filed (as part of Exhibit 5)
99.1	Consulting Agreement - Charles Ames	Previously Filed

  Item 28. Undertakings

  Beeston hereby undertakes the following:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (b) To reflect in the prospectus any facts which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (c) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  That, for determining liability under the Securities Act of 1933, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Beeston has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities, other than the payment by Beeston of expenses incurred or paid by one of the directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers or controlling persons in connection with the securities being registered, Beeston will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and Beeston will be governed by the final adjudication of such issue.

    SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada, on Dec. 23, 2003.

  BEESTON ENTERPRISES LTD.

  /s/ Brian Smith

  Brian Smith

  Chief Executive Officer

  President, Director

  /s/ Cindy Watt

  Cindy Watt

  Chief Financial Officer

  Secretary, Director

  In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

  /s/ Brian Smith                                                                        Date:  12/23/03

  Brian Smith

  Chief Executive Officer

  President, Director

  /s/ Cindy Watt                                                                     Date:  12/23/03

  Cindy Watt

  Chief Financial Officer

  Secretary, Director

  /s/ Nicole Price                                                                     Date:  12/23/03

  Nicole Price

  Chief Accounting Officer

  Treasurer, Director

  /s/ Michael Upham                                                                 Date:  12/23/03

  Michael Upham

  Director